                                                                     EXHIBIT 4.4




                                                         [EXECUTION COUNTERPART]




                               CAMBREX CORPORATION

                                  $400,000,000

                                CREDIT AGREEMENT

                         dated as of September 16, 1997

                            THE CHASE MANHATTAN BANK

                              Administrative Agent

                       THE FIRST NATIONAL BANK OF CHICAGO

                               Documentation Agent

                              CHASE SECURITIES INC.

                                    Arranger

                                TABLE OF CONTENTS


                                                                                   PAGE
                                    ARTICLE I

                                   DEFINITIONS..................................      1

         1.1      Certain Definitions...........................................      1
         1.2      Other Definitions; Rules of Construction......................     14

                                   ARTICLE II

                        THE COMMITMENTS AND THE ADVANCES........................     15

         2.1      Commitments of the Banks......................................     15
         2.2      Termination and Reduction of Commitments......................     18
         2.3      Fees..........................................................     19
         2.4      Disbursement of Revolving Credit Advances.....................     20
         2.5      Conditions for Effective Date.................................     23
         2.6      Further Conditions for Disbursement...........................     25
         2.7      Subsequent Elections as to Borrowings.........................     25
         2.8      Limitation of Requests and Elections..........................     26
         2.9      Minimum Amounts; Limitation on Number of Borrowings...........     27
         2.10     Support and Collateral........................................     27

                                   ARTICLE III

                      PAYMENTS AND PREPAYMENTS OF ADVANCES......................     27

         3.1      Principal Payments............................................     27
         3.2      Interest Payments.............................................     28
         3.3      Letter of Credit Reimbursement Payments.......................     29
         3.4      Payment Method................................................     31
         3.5      No Setoff or Deduction........................................     32
         3.6      Payment on Non-Business Day; Payment Computations.............     32
         3.7      Additional Costs..............................................     33
         3.8      Illegality and Impossibility..................................     34
         3.9      Indemnification...............................................     35
         3.10     Substitution of Banks.........................................     35
         3.11     Evidence of Debt..............................................     36

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES.........................     37

         4.1      Corporate Existence and Power.................................     37
         4.2      Corporate Authority...........................................     37


         4.3      Binding Effect................................................     37
         4.4      Subsidiaries..................................................     37
         4.5      Litigation....................................................     38
         4.6      Financial Condition...........................................     38
         4.7      Use of Advances...............................................     38
         4.8      Consents, Etc.................................................     39
         4.9      Taxes.........................................................     39
         4.10     Title to Properties...........................................     39
         4.11     ERISA.........................................................     39
         4.12     Disclosure....................................................     40
         4.13     Environmental and Safety Matters..............................     40
         4.14     Intellectual Property.........................................     40
         4.15     Investment Company Status.....................................     40

                                    ARTICLE V

                                    COVENANTS...................................     41

         5.1      Affirmative Covenants.........................................     41
         5.2      Negative Covenants............................................     44

                                   ARTICLE VI

                                     DEFAULT....................................     50

         6.1      Events of Default.............................................     50
         6.2      Remedies......................................................     52

                                   ARTICLE VII

                     THE ADMINISTRATIVE AGENT AND THE BANKS.....................     53

         7.1      Appointment and Authorization.................................     53
         7.2      Administrative Agent and Affiliates...........................     54
         7.3      Scope of Administrative Agent's Duties........................     54
         7.4      Reliance by Administrative Agent..............................     54

         7.5      Default.......................................................     55
         7.6      Liability of Administrative Agent.............................     55
         7.7      Nonreliance on Administrative Agent and Other Banks...........     55
         7.8      Indemnification...............................................     56
         7.9      Resignation or Removal of Administrative Agent................     56
         7.10     Replacement of the Issuing Bank...............................     57
         7.11     Sharing of Payments...........................................     57
         7.12     Documentation Agent...........................................     58

                                  ARTICLE VIII

                                  MISCELLANEOUS.................................     58

         8.1      Amendments, Etc...............................................     58
         8.2      Notices.......................................................     59
         8.3      No Waiver By Conduct; Remedies Cumulative.....................     60
         8.4      Reliance on and Survival of Various Provisions................     60
         8.5      Expenses; Indemnification.....................................     60
         8.6      Successors and Assigns........................................     62
         8.7      Counterparts..................................................     64
         8.8      Governing Law; Jurisdiction; Consent to Service of Process....     64
         8.9      Table of Contents and Headings................................     65
         8.10     Construction of Certain Provisions............................     65
         8.11     Integration and Severability..................................     65
         8.12     Waiver of Jury Trial..........................................     65
         8.13     Additional Banks..............................................     66

SCHEDULES

Schedule 2.1      Commitments
Schedule 4.4      Subsidiaries
Schedule 4.5      Litigation
Schedule 4.14     Intellectual Property
Schedule 5.2(d)   Indebtedness
Schedule 5.2(e)   Liens
Schedule 5.2(k)   Investments, Loans and Advances
Schedule 5.2(n)   Contingent Liabilities

EXHIBITS

Exhibit A         Form of Assignment and Acceptance
Exhibit B         Form of Guaranty
Exhibit C         Form of Pledge Agreement
Exhibit D-1       Form of Opinion of General Counsel of the Company
Exhibit D-2       Form of Opinion of Special New York Counsel to the Company

Exhibit E         Form of Opinion of Special New York Counsel to Chase
Exhibit F         Environmental Certificate
Exhibit G         Form of Assumption Agreement

                  THIS CREDIT AGREEMENT, dated as of September 16, 1997 (this "Agreement"), is by and among Cambrex Corporation, a Delaware corporation (the "Company"), the Banks party hereto and THE CHASE MANHATTAN BANK, as administrative agent for the Banks (in such capacity, the "Administrative Agent").

                                  INTRODUCTION

                  The Company desires to obtain a revolving credit facility, including letters of credit, in an aggregate principal amount not to exceed $400,000,000 (or the Optional Currency Equivalent thereof) in order to provide funds and other financial accommodations for acquisitions and for its other corporate purposes and the Banks are willing to establish such a credit facility in favor of the Company on the terms and conditions herein set forth.

                  In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  1.1 Certain Definitions. As used herein the following terms shall have the following respective meanings:

                  "Acquired Entity" shall mean any business, assets or Person subject to an Acquisition permitted under Section 5.2(g).

                  "Acquisition" shall mean any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Company and/or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any corporation, partnership, joint venture or other firm or any division of any corporation, partnership, joint venture or other firm or the right to use or manage or otherwise exploit any such business or assets, whether through purchase or lease of assets, merger or otherwise, (b) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors or (c) directly or indirectly acquires control of a majority ownership interest in any partnership, joint venture or other firm. The terms "Acquire" and "Acquired" used as a verb shall have a correlative meaning.

                  "Advance" shall mean any Loan and any Letter of Credit
Advance.

                  "Administrative Questionnaire" shall mean an administrative questionnaire in a form supplied by the Administrative Agent.




                                Credit Agreement

                  "Affiliate", when used with respect to any person, shall mean any other person which, directly or indirectly, Controls or is Controlled by or is under common Control with such person.

                  "Applicable Lending Office" shall mean, with respect to any Advance made by any Bank or with respect to such Bank's Commitment, the office of such Bank or of any Affiliate of such Bank located at the address specified as the applicable lending office for such Bank set forth in its Administrative Questionnaire or any other office or Affiliate of such Bank or of any Affiliate of such Bank hereafter selected and notified to the Company and the Administrative Agent by such Bank.

                  "Applicable Margin" shall mean, with respect to any Floating Rate Loan, Eurocurrency Rate Loan and facility fee, as the case may be, the applicable percentage set forth in the table below as adjusted on the date on which the financial statements and compliance certificate required pursuant to
Section 5.1(d) are delivered to the Banks and shall remain in effect until the next change to be effected pursuant to this definition, provided, that, if any financial statements referred to above are not delivered within the time period specified above, then, until such financial statements are delivered, the ratio of Funded Indebtedness to Cash Flow as of the end of the fiscal quarter that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.5 to 1.0:

=========================================================================================================
Funded Indebtedness to Cash Flow              Floating Rate Loan    Eurocurrency Rate Loan   Facility Fee
---------------------------------------------------------------------------------------------------------
Less than 2.0:1.0                             0%                    0.225%                   0.15%
---------------------------------------------------------------------------------------------------------
Greater than or equal to 2.0:1.0 but less     0%                    0.325%                   0.175%
than 3.0:1.0
---------------------------------------------------------------------------------------------------------
Greater than or equal to 3.0:1.0 but less     0%                    0.425%                   0.20%
than 3.5:1.0
---------------------------------------------------------------------------------------------------------
Greater than or equal to 3.5:1.0              0%                    0.50%                    0.25%
=========================================================================================================

                  "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 8.6), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                  "Banks" shall mean the Banks set forth on the signature pages hereto and any other Person that shall become a party hereto pursuant to an Assignment and Acceptance, other than any such Person who ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Banks" includes the Swing Line Bank.



                                Credit Agreement

                  "Borrowing" shall mean the aggregation of Advances, including each Letter of Credit Advance, of the Banks to be made to the Company, or continuations and conversions of Loans, made pursuant to Article II on a single date and, in the case of any Loans, for a single Eurocurrency Interest Period or Fixed Rate Interest Period, which Borrowings may be classified for purposes of this Agreement by reference to the type of Loans or the type of Advances comprising the related Borrowing, e.g., a "Eurocurrency Rate Borrowing" is a Borrowing comprised of Eurocurrency Rate Loans, a "Fixed Rate Borrowing" is a Borrowing comprised of Fixed Rate Loans and a "Letter of Credit Borrowing" is an Advance comprised of a single Letter of Credit.

                  "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

                  "Capital Lease" of any person shall mean any lease which, in accordance with Generally Accepted Accounting Principles, is or should be capitalized on the books of such person.

                  "Cash Flow" of any person shall mean, as of the end of any fiscal quarter, net income of such person plus all income taxes of such person, all interest paid or payable by such person on Indebtedness of such person (including the portion of all obligations under Capital Leases constituting interest), the amount of depreciation and amortization expense of such person, provided that, if during any period for which Cash Flow is being determined, the Company or any of its Subsidiaries shall have made an Acquisition, Cash Flow shall be determined for purposes of this Agreement on a pro forma basis for such period as if such Acquisition had been made or consummated on the first day of such period.

                  "Change in Control" shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company;
(b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.

                  "Chase" shall mean The Chase Manhattan Bank.

                  "C/L/C" shall mean any commercial letter of credit issued by the Issuing Bank hereunder.




                                Credit Agreement

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

                  "Commitment" shall mean, with respect to each Bank, the commitment of such Bank to make Loans, and to participate in Letter of Credit Advances made through the Administrative Agent pursuant to Section 2.1, in an aggregate principal amount not exceeding at any time the commitment amount for such Bank set forth on Schedule 2.1 hereto, as such amount may be reduced from time to time pursuant to Section 2.2 and after any adjustments for any Assignments and Acceptances pursuant to Section 8.6.

                  "Competitive Bid" shall mean an offer by a Bank to make a Competitive Loan in accordance with Section 2.1(c).

                  "Competitive Bid Margin" shall mean, with respect to any Competitive Loan that is a Eurocurrency Rate Loan, the marginal rate of interest, if any, to be added to or subtracted from the Eurocurrency Base Rate to determine the rate of interest applicable to such Competitive Loan, as specified by the Bank making such Competitive Loan in its related Competitive Bid.

                  "Competitive Bid Rate" shall mean, with respect to any Competitive Bid, (a) the Competitive Bid Margin added to or subtracted from the Eurocurrency Base Rate or (b) the Fixed Rate, as applicable, in each case as offered by the Bank making such Competitive Bid.

                  "Competitive Bid Request" shall mean a request by the Company for Competitive Bids in accordance with Section 2.1(c).

                  "Competitive Loan" shall mean any borrowing under Section 2.1(c).

                  "Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

                  "Contingent Liabilities" of any person shall mean, as of any date, all contingent obligations of such person or of others for which such person is contingently liable, as obligor, guarantor or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.



                                Credit Agreement

                  "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Cumulative Net Income" of any person shall mean, as of any date, the net income (after deduction for income and other taxes of such person determined by reference to income or profits of such person) for the period commencing on the specified date through the end of the most recently completed fiscal quarter of such person (but without reduction for any net loss incurred for any completed fiscal year during such period), taken as one accounting period, all as determined in accordance with Generally Accepted Accounting Principles.

                  "Default" shall mean any of the events or conditions described in Section 6.1 which might become an Event of Default with notice or lapse of time or both.

                  "Deutsche Marks" shall mean the lawful money of the Federal Republic of Germany.

                  "Dollar Equivalent" shall mean, as of any date of determination with respect to any Loan denominated in an Optional Currency, the amount of Dollars that would be required to purchase the amount of the Optional Currency of such Loan based on the spot selling rate at which the principal London office of Chase offers to sell such Optional Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time for delivery two Eurocurrency Business Days later.

                  "Dollars" and "$" shall mean the lawful money of the United States of America.

                  "Effective Date" shall mean the date on which the conditions specified in Section 2.5 are satisfied (or waived in accordance with Section 8.1).

                  "Environmental Certificate" shall mean an appropriately completed environmental certificate in the form of Exhibit F attached hereto, certified as true and correct as of the date thereof by an executive officer of the Company acceptable to the Administrative Agent.

                  "Environmental Laws" at any date shall mean all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.




                                Credit Agreement

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder, and any successor statute of similar import.

                  "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which, together with the Company or any Subsidiary of the Company, would be treated as a single employer under Section 414 of the Code.

                  "Eurocurrency Base Rate" shall mean, with respect to any Eurocurrency Rate Loan in any Permitted Currency for the related Eurocurrency Interest Period:

                  (a) the arithmetic mean, as calculated by the Administrative Agent, of the respective rates per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates appearing on the Screen at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Eurocurrency Business Days prior to the first day of the Eurocurrency Interest Period for such Loan as LIBOR for such Permitted Currency having a term comparable to such Eurocurrency Interest Period; or

                  (b) if the Screen shall cease to report such LIBOR or, in the reasonable judgment of the Required Banks, shall cease accurately to reflect such LIBOR (as reported by any publicly available source of similar market data selected by the Required Banks that, in the reasonable judgment of the Required Banks, accurately reflects LIBOR for such Permitted Currency), the Eurocurrency Base Rate shall mean, with respect to such Eurocurrency Rate Loan for such Eurocurrency Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%), as determined by the Administrative Agent, quoted by the Reference Banks at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Eurocurrency Business Days prior to the first day of the Eurocurrency Interest Period for such Eurocurrency Loan for the offering by the Reference Banks to leading banks in the London (or, in the case of Loans denominated in Pounds Sterling, Paris) interbank market of deposits denominated in such Permitted Currency having a term comparable to such Eurocurrency Interest Period and in an amount equal to $1,000,000 (or the Optional Currency Equivalent thereof).

                  "Eurocurrency Business Day" shall mean, with respect to any Eurocurrency Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits or the relevant Permitted Currency are carried out in the relevant interbank market.




                                Credit Agreement

                  "Eurocurrency Interest Period" shall mean, with respect to any Eurocurrency Rate Loan, the period commencing on the day such Eurocurrency Rate Loan is made or a Floating Rate Loan is converted to a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as the Company may elect under Section 2.4 or 2.7, and each subsequent period commencing on the last day of the immediately preceding Eurocurrency Interest Period and ending on the date one, two, three or six months thereafter, as the Company may elect under Section 2.4 or 2.7, provided, however, that (a) any Eurocurrency Interest Period which commences on the last Eurocurrency Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurocurrency Business Day of the appropriate subsequent calendar month, (b) each Eurocurrency Interest Period which would otherwise end on a day which is not a Eurocurrency Business Day shall end on the next succeeding Eurocurrency Business Day or, if such next succeeding Eurocurrency Business Day falls in the next succeeding calendar month, on the next preceding Eurocurrency Business Day, and (c) no Eurocurrency Interest Period which would end after the Termination Date shall be permitted.

                  "Eurocurrency Rate" shall mean, with respect to any Eurocurrency Rate Loan in any Permitted Currency for the related Eurocurrency Interest Period, the per annum rate that is equal to the sum of:

                  (a) the Applicable Margin (if such Eurocurrency Rate Loan is a Revolving Credit Loan) or the Competitive Bid Margin (if such Eurocurrency Rate Loan is a Competitive Loan), plus

                  (b) the rate per annum obtained by dividing (i) the Eurocurrency Base Rate by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurocurrency Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;

all as conclusively determined by the Administrative Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of 1/100 of 1%.

                  "Eurocurrency Rate Loan" shall mean any Loan which bears interest at a rate determined by reference to the Eurocurrency Rate.

                  "Event of Default" shall mean any of the events or conditions described in Section 6.1.




                                Credit Agreement

                  "Existing Credit Agreement" shall mean the Loan Agreement dated as of September 21, 1994, as amended, among the Company, the banks named therein, and The First National Bank of Chicago, as agent.

                  "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Fixed Rate" shall mean, with respect to any Competitive Loan (other than a Competitive Loan that is a Eurocurrency Rate Loan), the fixed rate of interest per annum specified by the Bank making such Competitive Loan in its related Competitive Bid.

                  "Fixed Rate Interest Period" shall mean, with respect to any Fixed Rate Loan, the interest period specified in the Competitive Bid Request therefor, which shall be not less than seven days or more than 360 days.

                  "Fixed Rate Loan" shall mean a Competitive Loan bearing interest at a Fixed Rate.

                  "Floating Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Floating Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Floating Rate Loan" shall mean any Loan which bears interest at the Floating Rate.

                  "Foreign Subsidiary" shall mean any Subsidiary that is organized as a corporation under the laws of a jurisdiction other than the United States of America or a State thereof.

                  "French Francs" shall mean the lawful money of the Republic of France.

                  "Funded Indebtedness" of any person shall mean, as of any date, all interestbearing Indebtedness (including all obligations under Capital Leases and all Subordinated Debt) of such person.




                                Credit Agreement

                  "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section 4.6.

                  "Guaranty" shall mean the guaranty entered into by each of the Guarantors for the benefit of the Administrative Agent and the Banks pursuant to this Agreement, in substantially the form of Exhibit B hereto, as amended or modified from time to time.

                  "Guarantor" shall mean each Subsidiary of the Company and each person otherwise becoming a Subsidiary of the Company, or otherwise entering into a Guaranty, from time to time, but shall not include any Foreign Subsidiary of the Company.

                  "Hedging Agreements" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest or currency risks either generally or under specific contingencies.

                  "Indebtedness" of any person shall mean, as of any date, (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business that are not past due within customary payment terms, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such person in respect of Unfunded Benefit Liabilities under any Plan of such person or any ERISA Affiliate, (g) all obligations of such person in respect of any Hedging Agreements (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), and (h) all obligations of others similar in character to those described in clauses (a) through (g) of this definition for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

                  "Interest Expense" shall mean, for any period, the sum, for any Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with




                                Credit Agreement

Generally Accepted Accounting Principles), of the following: (a) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Leases but excluding any capitalized financing costs) accrued or capitalized during such period (whether or not actually paid during such period), but excluding any non-cash interest plus (b) the net amount payable (or minus the net amount receivable) in respect of any Hedging Agreements during such period (whether or not actually paid or received during such period), provided that, if during any period for which Interest Expense is being determined, the Company or any of its Subsidiaries shall have made an Acquisition, Interest Expense shall be determined for purposes of this Agreement on a pro forma basis for such period as if the such Acquisition had been made or consummated on the first day of such period. For purposes hereof, the aggregate amount of upfront or one-time fees or expenses payable in respect of any Hedging Agreements shall be amortized over the life of such Hedging Agreements in equal installments, and only the portion thereof so amortized during any period shall be treated as "Interest Expense" for such period.

                  "Interest Payment Date" shall mean (a) with respect to any Eurocurrency Rate Loan, the last day of each Eurocurrency Interest Period with respect to such Eurocurrency Rate Loan and, in the case of any Eurocurrency Interest Period exceeding three months, those days that occur during such Eurocurrency Interest Period at intervals of three months after the first day of such Eurocurrency Interest Period, (b) with respect to any Fixed Rate Loan, the last day of the Fixed Rate Interest Period with respect to such Fixed Rate Loan and, in the case of any Fixed Rate Interest Period exceeding three months, those days that occur during such Fixed Rate Interest Period at intervals of three months after the first day of such Fixed Rate Interest Period, and (c) in all other cases, the last Business Day of each March, June, September and December occurring after the date hereof, commencing with the first such Business Day occurring after the date of this Agreement.

                  "Issuing Bank" shall mean Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 7.10.

                  "Italian Lira" shall mean the lawful money of the Republic of Italy.

                  "Japanese Yen" shall mean the lawful money of Japan.

                  "Letter of Credit" shall mean an S/L/C or C/L/C having a stated expiry date or a date upon which a draft thereunder must be reimbursed not later than twelve months after the date of issuance and not later than the fifth Business Day before the Termination Date, issued by the Issuing Bank for the account of the Company under an application and related documentation acceptable to the Issuing Bank requiring, among other things, immediate reimbursement by the Company to the Issuing Bank in respect of all drafts or other demands for payment honored thereunder and all expenses paid or incurred by the Issuing Bank related thereto.




                                Credit Agreement

                  "Letter of Credit Advance" shall mean any issuance of a Letter of Credit under Section 2.4 made pursuant to Section 2.1 in which each Bank acquires a pro rata risk participation (based on such Bank's Commitment).

                  "Letter of Credit Documents" shall have the meaning ascribed thereto in Section 3.3(b).

                  "LIBOR" shall mean, for any Permitted Currency, the rate at which deposits in such Permitted Currency are offered to leading banks in the London (or, in the case of Pounds Sterling, Paris) interbank market.

                  "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

                  "Loan" shall mean any Revolving Credit Loan, any Competitive Loan and any Swing Line Loan. Any Revolving Credit Loan or portion thereof may also be denominated as a Floating Rate Loan or a Eurocurrency Rate Loan, and such Floating Rate Loans and such Eurocurrency Rate Loans are referred to herein as "types" of Loans.

                  "Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

                  "Net Cash Proceeds" shall mean, in connection with any issuance or sale of any equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of investment banking fees, reasonable and documented attorneys' fees, accounting fees, underwriting discounts and commissions and other customary fees and other costs and expenses actually incurred in connection therewith.

                  "Net Worth" of any person shall mean, as of any date, total consolidated assets of such person minus total consolidated liabilities of such person.

                  "Optional Currency" shall mean (a) Deutsche Marks, French Francs, Italian Lira, Japanese Yen and Pounds Sterling and (b) any other currency which is approved by all of the Banks, so long as at such time such currency (i) is dealt with in the London interbank market (or, in the case of Pounds Sterling, in the Paris interbank market) and (ii) is freely transferable and convertible into Dollars in the London foreign exchange market.

                  "Optional Currency Equivalent" shall mean, with respect to any amount in Dollars, the amount of Optional Currency that could be purchased with such amount of Dollars



                                Credit Agreement
using the reciprocal of the foreign exchange rate(s) specified in the definition of the term "Dollar Equivalent", as determined by the Administrative Agent.

                  "Original Dollar Amount" shall mean, with respect to any Loan, the original principal amount of such Loan (or the Dollar Equivalent thereof in the case of a Loan made in an Optional Currency) specified in the related request therefor given by the Company pursuant to Section 2.4(a), as such amount is reduced by payments of principal made in respect of such Loan in Dollars (or the Dollar Equivalent thereof in the case of a payment made in an Optional Currency) and (b) as such amount is adjusted pursuant to Section 3.1(c).

                  "Overdue Rate" shall mean (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of 2% per annum plus the Floating Rate, (b) in respect of principal of Eurocurrency Rate Loans, a rate per annum that is equal to the sum of 2% per annum plus the per annum rate in effect thereon until the end of the then current Eurocurrency Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of 2% per annum plus the Floating Rate, and (c) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of 2% per annum plus the Floating Rate.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Currency" shall mean Dollars and any Optional Currency.

                  "Permitted Liens" shall mean Liens permitted by Section
5.2(e).

                  "Person" or "person" shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

                  "Plan" shall mean any pension plan (other than a Multiemployer
Plan) subject to Title IV of ERISA or to the minimum funding standards of
Section 412 of the Code which has been established or maintained by the Company, any Subsidiary of the Company or any ERISA Affiliate, or by any other person if the Company, any Subsidiary of the Company or any ERISA Affiliate could have liability with respect to such pension plan.

                  "Pledge Agreement" shall mean the pledge agreement substantially in the form attached hereto as Exhibit C, as amended or modified from time to time, to be entered into by the Company for the benefit of the Administrative Agent and the Banks on the Effective Date pursuant to Section 2.10.




                                Credit Agreement

                  "Pounds Sterling" shall mean the lawful money of the United Kingdom.

                  "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Prohibited Transaction" shall mean any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

                  "Purchase Price" shall mean, with respect to any Acquisition under Section 5.2(g), an amount equal to the sum of (i) the aggregate consideration, whether cash, property or securities (including, without limitation, any Indebtedness incurred pursuant to Section 5.2(d)), paid or delivered by the Company and its Subsidiaries (but excluding any fees or expenses payable) in connection with such acquisition plus (ii) the aggregate amount of liabilities of the Acquired Entity (net of current assets of the Acquired Entity) that would be reflected on a balance sheet (if such were to be prepared) of the Company and its Subsidiaries after giving effect to such acquisition.

                  "Reference Banks" shall mean Chase and The First National Bank of Chicago.

                  "Register" shall have the meaning ascribed thereto in Section 8.6(c).

                  "Reportable Event" shall mean a reportable event as described in Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

                  "Required Banks" shall mean, at any time, Banks having Revolving Credit Advances and unused Commitments representing at least 51% of the sum of the total Revolving Credit Advances and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VI, and for all purposes after the Loans become due and payable pursuant to Article VI or the Commitments expire or terminate, the outstanding Competitive Loans of the Banks shall be included in their respective Revolving Credit Advances in determining the Required Banks.

                  "Revolving Credit Advance" shall mean any Revolving Credit Loan, any Swing Line Loan and any Letter of Credit Advance.

                  "Revolving Credit Loan" shall mean any borrowing under Section
2.4 made pursuant to Section 2.1(a).




                                Credit Agreement

                  "Screen" shall mean, for any Permitted Currency, the relevant display page for LIBOR for such Permitted Currency (as determined by the Administrative Agent) on the Dow Jones Markets Service; provided that, if the Administrative Agent determines that there is no such relevant display page for LIBOR for such Permitted Currency, "Screen" shall mean the relevant display page for LIBOR for such Permitted Currency (as determined by the Administrative Agent) on the Reuter Monitor Money Rates Service.

                  "S/L/C" shall mean any standby letter of credit issued by the Issuing Bank hereunder.

                  "Subordinated Debt" of any person shall mean, as of any date, that Indebtedness of such person for borrowed money which is expressly subordinate and junior in right and priority of payment to the Loans and other Indebtedness of such person to the Banks in manner and by agreement satisfactory in form and substance to the Company, the Required Banks and the Administrative Agent.

                  "Subsidiary" of any person shall mean any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" shall mean a Subsidiary of the Company.

                  "Support Documents" shall mean the Pledge Agreement, the Guaranties and all other agreements and documents delivered pursuant to this Agreement or otherwise entered into by any person to secure the obligations of the Company under this Agreement.

                  "Swing Line Bank" shall mean Chase, in its capacity as the lender of Swing Line Loans hereunder.

                  "Swing Line Facility" shall have the meaning specified in
Section 2.1(b).

                  "Swing Line Loan" shall mean any borrowing under Section 2.4 made pursuant to Section 2.1(b).

                  "Termination Date" shall mean the earlier to occur of (a) September 16, 2002, or such later date to which the Termination Date is extended pursuant to Section 2.4(d), or (b) the date on which the Commitment shall be terminated pursuant to Section 2.2 or 6.2.




                                Credit Agreement

                  "Unfunded Benefit Liabilities" shall mean, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

                  1.2 Other Definitions; Rules of Construction. As used herein, the terms "Administrative Agent", "Company" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with Generally Accepted Accounting Principles unless such principles are inconsistent with the express requirements of this Agreement. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                                   ARTICLE II
                        THE COMMITMENTS AND THE ADVANCES

                  2.1 Commitments of the Banks.

                  (a) Revolving Credit Advances. Each Bank agrees, for itself only, subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Company (in Dollars or, in the case of any Eurocurrency Rate Loan, in any other Permitted Currency) pursuant to Section 2.4 and Section 3.3 and to participate in Letter of Credit Advances to the Company pursuant to
Section 2.4, from time to time from and including the Effective Date to but excluding the Termination Date, not to exceed in aggregate principal amount the amount of its Commitment, provided that the aggregate Letter of Credit Advances outstanding at any time may not exceed 15% of the aggregate amount of all Commitments, and provided further that at no time shall the sum of the total Revolving Credit Advances plus the aggregate principal amount of Competitive Loans exceed the aggregate Commitments hereunder.

                  (b) Swing Line Loan. (i) The Company may request the Swing Line Bank to make, and the Swing Line Bank may in its sole discretion (provided that the requirements of Section 2.6 are complied with by the Company with respect to such request) make, Swing Line Loans to the Company (in Dollars or, in the case of any Eurocurrency Rate Loan, in any other Permitted Currency) from time to time on any Business Day (but limited to one such Advance per Business
Day) during the period from the Effective Date until the Termination Date in an aggregate principal amount not to exceed at any date the lesser of (A) $10,000,000 (the "Swing Line Facility") and (B) the aggregate of the unused portions of the Commitments of the Banks as of such date. Each Bank's Commitment shall be deemed utilized by an amount equal to such Bank's pro rata share (based on such Bank's Commitment) of each Swing Line Loan for purposes




                                Credit Agreement
of determining the amount of Revolving Credit Advances required to be made by such Bank. Within the limits of the Swing Line Facility, so long as the Swing Line Bank, in its sole discretion, elects to make Swing Line Loans, the Company may borrow and reborrow under this Section 2.1(b)(i).

                  (ii) The Swing Line Bank may at any time in its sole and absolute discretion require that any Swing Line Loan be refunded by a Revolving Credit Loan which is a Floating Rate Loan, and upon notice thereof by the Swing Line Bank (through the Administrative Agent) to the Company and the Banks, the Company shall be deemed to have requested a Revolving Credit Loan bearing interest at the Floating Rate in an amount equal to the amount of any such Swing Line Loan, and such Revolving Credit Loan shall be made to refund such Swing Line Loan. Each Bank shall be absolutely and unconditionally obligated (except as set forth in Section 2.1(b)(i)) to fund its pro rata share (based on such Bank's Commitment) of such Revolving Credit Loan and such obligation shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or the Company or any of its Subsidiaries may have against the Swing Line Bank, the Company or any of its Subsidiaries or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries; (iv) any breach of this Agreement by the Company or any of its Subsidiaries or any other Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing (including the Company's failure to satisfy any conditions contained in Article II or any other provision of this Agreement).

                  (c) Competitive Loans. (i) Subject to the terms and conditions set forth herein, from time to time from and including the Effective Date to but excluding the Termination Date, the Company may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans in Dollars; provided that the sum of the total Revolving Credit Advances plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the aggregate Commitments hereunder. To request Competitive Bids, the Company shall notify the Administrative Agent of such request by telephone, in the case of a Competitive Bid for a Eurocurrency Rate Loan, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed borrowing and, in the case of a Competitive Bid for a Fixed Rate Loan, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed borrowing; provided that the Company may submit up to (but not more than) two Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved




                                Credit Agreement
by the Administrative Agent and signed by the Company. Each such telephonic and written Competitive Bid Request shall specify the following information:

                  (A) the aggregate amount of the requested Borrowing;

                  (B) the date of such Borrowing, which shall be a Business Day;

                  (C) whether such Borrowing is to be a Eurocurrency Rate Borrowing or a Fixed Rate Borrowing;

                  (D) the Eurocurrency Interest Period or Fixed Rate Interest Period, as the case may be, to be applicable to such Borrowing, which, in the case of a Eurocurrency Rate Loan, shall be a period contemplated by the definition of the term "Eurocurrency Interest Period", or, in the case of a Fixed Rate Loan, shall be a period contemplated by the definition of "Fixed Rate Interest Period"; and

                  (E) the location and number of the Company's account to which funds are to be disbursed, which shall comply with the requirements of
         Section 2.4(a)(iii).

                  Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Banks of the details thereof by telecopy, inviting the Banks to submit Competitive Bids.

                  (ii) Each Bank may (but shall not have any obligation to) make one or more Competitive Bids to the Company in response to a Competitive Bid Request. Each Competitive Bid by a Bank must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurocurrency Rate Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Bank as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the borrowing requested by the Company) of the Competitive Loan or Loans that the Bank delivering such Competitive Bid is willing to make,
(ii) the Competitive Bid Rate or Rates at which such Bank is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Eurocurrency Interest Period or Fixed Rate Interest Period applicable to each such Loan and the last day thereof.




                                Credit Agreement

                  (iii) The Administrative Agent shall promptly notify the Company by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Bank that shall have made such Competitive Bid.

                  (iv) Subject only to the provisions of this paragraph, the Company may accept or reject any Competitive Bid. The Company shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurocurrency Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of the borrowing; provided that (i) the failure of the Company to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the aggregate amount of the requested borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Company may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Company. A notice given by the Company pursuant to this paragraph shall be irrevocable.

                  (v) The Administrative Agent shall promptly notify each bidding Bank by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

                  (vi) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Bank, it shall submit such Competitive Bid directly to the Company at least one quarter of an hour earlier than the time by which the other Banks are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (c)(ii) of this Section 2.1.

                  2.2 Termination and Reduction of Commitments. (a) The Company shall have the right to terminate in whole or reduce in part any or all of the Commitments at any time




                                Credit Agreement
and from time to time, provided that (i) the Company shall give prior notice of such termination or reduction to the Administrative Agent (which shall promptly notify each Bank) specifying the amount and effective date thereof, (ii) each partial reduction of the Commitments shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000 and shall reduce the Commitments of all of the Banks proportionately, (iii) no such termination or reduction shall be permitted with respect to any portion of the Commitments as to which a request for an Advance pursuant to Section 2.4 is then pending, and (iv) any such Commitment may not be terminated if any Advances are then outstanding and may not be reduced below the principal amount of Advances then outstanding under such Commitment. The Commitments or any portion thereof terminated or reduced pursuant to this Section 2.2, whether optional or mandatory, may not be reinstated.

                  (b) For purposes of this Agreement, a Letter of Credit Advance
(i) shall be deemed outstanding in an amount equal to the sum of the maximum amount available to be drawn under the related Letter of Credit on or after the date of determination and on or before the stated expiry date thereof plus the amount of any draws under such Letter of Credit that have not been reimbursed as provided in Section 3.3 and (ii) shall be deemed outstanding at all times on and before such stated expiry date or such earlier date on which all amounts available to be drawn under such Letter of Credit have been fully drawn, and thereafter until all related reimbursement obligations have been paid pursuant to Section 3.3. As provided in Section 3.3, upon each payment made by the Issuing Bank in respect of any draft or other demand for payment under any Letter of Credit, the amount of any Letter of Credit Advance outstanding immediately prior to such payment shall be automatically reduced by the amount of each Revolving Credit Loan deemed advanced in respect of the related reimbursement obligation of the Company.

                  2.3 Fees. (a) The Company agrees to pay to each Bank a facility fee on the daily amount of the Commitment of such Bank (whether used or unused), for the period from the date of this Agreement to but excluding the Termination Date, at a rate equal to the Applicable Margin; provided that, if such Bank continues to have a participation interest in any Letter of Credit Advance after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Bank's participation in any such Letter of Credit Advance from and including the date on which its Commitment terminates to but excluding the date on which such Bank ceases to have a participation interest in such Letter of Credit Advance. Accrued facility fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such Business Day occurring after the date of this Agreement and on the Termination Date, provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.

                  (b) The Company agrees to pay (i) with respect to S/L/Cs, (A) a fee to the Banks computed at the Applicable Margin then in effect with respect to Eurocurrency Rate Loans of the maximum amount available to be drawn from time to time under such S/L/C for the period from




                                Credit Agreement
and including the date of issuance of such S/L/C to and including the stated expiry date of such S/L/C, which fee shall be paid annually in advance at the time such S/L/C is issued, and (B) an additional fee to the Issuing Bank for its own account computed at the rate of 1/4 of 1% per annum of such maximum amount for such period and (ii) with respect to C/L/Cs, (A) a fee to the Banks computed at the rate of 1/4 of 1% per annum, which fees shall be paid at each time as any C/L/C is presented or drawn upon, in whole or in part, and shall be computed upon the amount of such C/L/C which is presented or drawn upon, in whole or in part, and (B) an additional fee to the Issuing Bank for its own account computed at the rate of 1/8 of 1% per annum, which fee shall be computed on the amount and paid on the date(s) described in clause (ii)(A) above. Such fees are nonrefundable and the Company shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through its stated expiry date or for any other reason. The Company further agrees to pay to the Issuing Bank, on demand, such other customary administrative fees, charges and expenses of the Issuing Bank in respect of the issuance, negotiation, acceptance, amendment, transfer, expiry and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued in accordance with a schedule of fees provided by the Issuing Bank to the Company.

                  (c) The Company agrees to pay to the Administrative Agent an agency fee for its services as Administrative Agent under this Agreement in such amounts as may from time to time be agreed upon by the Company and the Administrative Agent.

                  (d) The Company also agrees to pay to each Bank an extension fee with respect to each extension of the Termination Date pursuant to Section 2.4(d) in an amount equal to 1/12 of 1% of the amount of the Commitment of such Bank on the date of such extension, 50% of which fee shall be payable upon the execution of the relevant extension agreement and the remaining 50% of which shall be payable on earlier of (x) the first anniversary of the execution of such extension agreement or (y) the termination of the Commitments.

                  2.4 Disbursement of Revolving Credit Advances. (a)(i) Except with respect to Swing Line Loans, the Company shall give the Administrative Agent notice of its request for each Revolving Credit Advance not later than 11:00 a.m. New York City time (A) three Eurocurrency Business Days prior to the date such Advance is requested to be made if such Advance is to be made as a Eurocurrency Rate Borrowing, (B) three Business Days prior to the date any Letter of Credit Advance is requested to be made, and (C) on the Business Day such Advance is requested to be made in all other cases, which notice shall specify whether a Eurocurrency Rate Borrowing, a Floating Rate Borrowing, or a Letter of Credit Advance is requested and, in the case of each requested Eurocurrency Rate Borrowing, the Eurocurrency Interest Period to be initially applicable to such Borrowing, and the Permitted Currency in which such Loan is requested to be denominated and, in the case of each Letter of Credit Advance, such information as may be necessary for the issuance thereof by the Issuing Bank. The




                                Credit Agreement

Administrative Agent shall promptly provide notice of such requested Revolving Credit Advance to each Bank.

                  (ii) With respect to Swing Line Loans, the Company shall give the Administrative Agent notice of its request for each Swing Line Loan not later than 1:00 p.m. New York City time on the same Business Day any Swing Line Loan is requested to be made. The Administrative Agent, not later than 12:00 noon New York City time the Business Day next succeeding the day such notice of a Swing Line Loan is given, shall provide notice of each Swing Line Loan to each Bank unless such Swing Line Loan is paid in full by the Company prior to the time such notice is given.

                  (iii) Subject to the terms and conditions of this Agreement, the proceeds of each such requested Advance shall be made available to the Company by depositing the proceeds thereof, in the case of any Advance denominated in Dollars, in immediately available funds, in an account maintained and designated by the Company at the principal office of the Administrative Agent and, in all other cases, in an account maintained and designated by the Company at a bank acceptable to the Administrative Agent in the principal financial center of the country issuing the Permitted Currency in which such Loan is denominated or in such other reasonable place specified by the Administrative Agent. Subject to the terms and conditions of this Agreement, the Issuing Bank shall, on the date any Letter of Credit Advance is requested to be made, issue the related Letter of Credit for the account of the Company. Notwithstanding anything herein to the contrary, the Issuing Bank may decline to issue any requested Letter of Credit on the basis that the beneficiary, the purpose of issuance or the terms or the conditions of drawing are unacceptable to it in its discretion.

                  (b) Each Bank, on the date any Revolving Credit Borrowing in the form of a Loan (other than a Swing Line Loan) is required to be made, shall make its pro rata share of such Revolving Credit Borrowing available in immediately available, freely transferable, cleared funds for disbursement to the Company pursuant to the terms and conditions of this Agreement, in the case of any Revolving Credit Borrowing denominated in Dollars, at the principal office of the Administrative Agent and, in all other cases, to the account of the Administrative Agent (or any of its affiliates) at its branch or office or correspondent bank designated for payments in the Permitted Currency in which such Revolving Credit Borrowing is denominated or in such other reasonable place specified by the Administrative Agent. Unless the Administrative Agent shall have received notice from any Bank prior to the date such Borrowing is requested to be made under this Section 2.4 that such Bank will not make available to the Administrative Agent such Bank's pro rata portion of such Revolving Credit Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date such Revolving Credit Borrowing is requested to be made in accordance with this Section 2.4. If and to the extent such Bank shall not have so made such pro rata portion available to the Administrative Agent, the Administrative Agent may (but shall not be obligated to) make such amount available to the Company, and such Bank and the Company severally agree to pay to the




                                Credit Agreement

Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Company by the Administrative Agent until the date such amount is repaid to the Administrative Agent, at (i) the rate per annum equal to the interest rate applicable to such Revolving Credit Borrowing during such period in the case of the Company and (ii) the rate per annum equal to the Federal Funds Effective Rate during such period in the case of any Bank. If such Bank shall pay such amount to the Administrative Agent together with interest, such amount so paid shall constitute a Loan by such Bank as a part of such Borrowing for purposes of this Agreement. The failure of any Bank to make its pro rata portion of any such Borrowing available to the Administrative Agent shall not relieve any other Bank of its obligations to make available its pro rata portion of such Borrowing on the date such Borrowing is requested to be made, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Administrative Agent on the date of any such Borrowing.

                  (c) Nothing in this Agreement shall be construed to require or authorize any Bank to issue any Letter of Credit, it being recognized that the Issuing Bank has the sole obligation under this Agreement to issue Letters of Credit on behalf of the Banks, and the Commitment of each Bank with respect to Letter of Credit Advances is expressly conditioned upon the Issuing Bank's performance of such obligations. Upon such issuance by the Issuing Bank, each Bank shall automatically acquire a pro rata risk participation interest in such Letter of Credit Advance based on its respective Commitment. If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Bank shall provide notice thereof to each Bank on the date such draft or demand is honored unless the Company shall have satisfied its reimbursement obligation under Section 3.3 by payment to the Issuing Bank on such date. Each Bank, on such date, shall make its pro rata share of the amount paid by the Issuing Bank available in immediately available funds at the principal office of the Administrative Agent for the account of the Issuing Bank. If and to the extent such Bank shall not have made any required pro rata portion available to the Issuing Bank, such Bank and the Company severally agree to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Bank until such amount is so made available to the Issuing Bank at (i) the per annum rate equal to the interest rate applicable during such period to the related Loan disbursed under Section 3.3 in respect of the reimbursement obligation of the Company in the case of the Company and (ii) the rate per annum equal to the Federal Funds Effective Rate during such period in the case of any Bank. If such Bank shall pay such amount to the Issuing Bank together with such interest, such amount so paid shall constitute a Revolving Credit Loan by such Bank as part of the Revolving Credit Borrowing disbursed in respect of the reimbursement obligation of the Company under Section 3.3 for purposes of this Agreement. The failure of any Bank to make its pro rata portion of any such amount paid by the Issuing Bank available to the Issuing Bank shall not relieve any other Bank of its obligation to make available its pro rata portion of such amount, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Issuing Bank.




                                Credit Agreement

                  (d) (i) The Banks agree that, subject to the provisions of this Section 2.4(d), the then existing Termination Date (i.e., September 16,
2002) may be extended for a period of two years beyond such Termination Date (i.e., September 16, 2004) on the fourth anniversary of the date hereof (i.e. September 16, 2001) and on such date every two years thereafter (i.e., September 16, 2003, September 16, 2005, etc.). Such extension shall be deemed to have been requested by the Company unless the Company delivers notice in writing to the Administrative Agent of its election not to extend the Termination Date not less than 150 days prior to the date such extension is to be effective. Each of the Banks agrees to provide notice in writing to the Administrative Agent of its agreement or refusal to extend such Termination Date not less than 120 days prior to the date such extension is to be effective; provided, however, that the failure of any Bank to so communicate its agreement or refusal shall be deemed to be such Bank's refusal to so extend the Termination Date. The determination to extend or not to extend the Termination Date shall be given or withheld by each Bank in its absolute and sole discretion and any such agreement or refusal once given shall (except as expressly provided in clause (ii) below) be irrevocable.

                  (ii) If the aggregate Commitments of all of the Banks consenting to such extension equal or exceed 60% of the total Commitments, the Termination Date shall be extended as provided in clause (iii) below. If the aggregate Commitments of all of the Banks consenting to such extension equal less than 60% of the total Commitments, the Administrative Agent shall notify each such consenting Bank, and each such Bank shall have five Business Days to confirm or revoke its agreement to extend the Termination Date.

                  (iii) In the event that one or more Banks agree to extend the existing Termination Date, (A) the existing Termination Date shall be extended to the date two years after the existing Termination Date (or, if such date is not a Business Day, the next preceding Business Day), (B) the Commitment of each extending Bank shall remain unchanged and (C) additional lenders may be added to this Agreement in replacement of any non-extending Banks by executing an Assumption Agreement substantially in the form of Exhibit G hereto, provided that each of the extending Banks shall have the right of first refusal to accept a pro rata increase in its Commitment before any additional lender is added hereto.

                  (iv) On the existing Termination Date (prior to giving effect to any extension thereof), the Commitment of each non-extending Bank shall terminate and the Company shall pay in full all amounts owing to such non-extending Bank hereunder.

                  2.5 Conditions for Effective Date. The obligation of the Banks to make the first Advance hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.1):




                                Credit Agreement

                  (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

                  (b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Banks and dated the Effective Date) of (i) Peter E. Thauer, general counsel of the Company, substantially in the form of Exhibit D-1, and (ii) Debevoise & Plimpton, special New York counsel to the Company, substantially in the form of Exhibit D-2, in each case covering such other matters relating to the Company or this Agreement or the other transactions contemplated hereby as the Required Banks shall reasonably request. The Company hereby requests each such counsel to deliver such opinion.

                  (c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Banks and dated the Effective Date) of Milbank, Tweed, Hadley & McCloy, special New York counsel for Chase, substantially in the form of Exhibit E. Chase hereby requests such counsel to deliver such opinion.

                  (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company and the Guarantors, the authorization of the transactions contemplated hereby and any other legal matters relating to the Company, this Agreement or such transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

                  (e) To the extent requested by any Bank, a promissory note duly executed on behalf of the Company for each such Bank;

                  (f) The Administrative Agent (or its counsel) shall have received from each party thereto the Pledge Agreement duly executed, together with blank undated stock powers and all original stock certificates and all financing statements in connection therewith, and the Guaranty duly executed, and, in addition, the Administrative Agent shall have received the results of searches, in form and scope and as of such dates as are satisfactory to the Administrative Agent, of UCC, tax, judgment and all other liens which may have been filed against the Company or any Guarantor;

                  (g) The Administrative Agent (or its counsel) shall have received copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Company or any Guarantor in connection with the execution, delivery and performance of this Agreement, any




                                Credit Agreement
         promissory notes issued hereunder, the Support Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, any promissory note issued hereunder or any of the Support Documents, certified as true and correct in full force and effect as of the Effective Date by a duly authorized officer of the Company, or if none are required, a certificate of such officer to that effect;

                  (h) The Administrative Agent shall have received evidence that the principal of and interest on, and all other amounts owing in respect of, the Indebtedness (including, without limitation, any contingent or other amount payable in respect of letters of credit) that is to be repaid on the Effective Date (including, without limitation, all Indebtedness under the Existing Credit Agreement) shall have been (or shall simultaneously be) paid in full, that any commitments to extend credit under the agreements or instruments relating to such Indebtedness shall have been canceled or terminated and that all guarantees in respect of, and all Liens securing, any such Indebtedness shall have been released (or arrangements for such release satisfactory to the Administrative Agent shall have been made).

                  (i) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President or the chief financial officer of the Company, confirming compliance with the conditions set forth in clauses (i) and (ii) of Section 2.6.

                  (j) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

                  (k) The Administrative Agent shall have received an Environmental Certificate dated no earlier than seven days prior to the Effective Date.

The Administrative Agent shall notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Banks to make Advances and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.1) at or prior to 3:00 p.m., New York City time, on September 30, 1997 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

                  2.6 Further Conditions for Disbursement. The obligation of the Banks to make any Advance (including the first Advance), or to continue any Eurocurrency Rate Loan or convert any Loan of another type into a Eurocurrency Rate Loan under Section 2.7, is further subject to the satisfaction of the following conditions precedent:




                                Credit Agreement

                  (i) the representations and warranties contained in Article IV and in the Support Documents (including, without limitation, any Environmental Certificate) shall be true and correct on and as of the date such Advance is made (both before and after such Advance is made) as if such representations and warranties were made on and as of such date;

                  (ii) no Event of Default and no Default shall exist or shall have occurred and be continuing on the date such Advance is made (whether before or after such Advance is made); and

                  (iii) in the case of any Letter of Credit Advance, the Company shall have delivered to the Issuing Bank an application for the related Letter of Credit and other related documentation requested by and acceptable to the Issuing Bank appropriately completed and duly executed on behalf of the Company.

The Company shall be deemed to have made a representation and warranty to the Banks at the time of the making of, and the continuation or conversion of, each Advance to the effects set forth in clauses (i) and (ii) of this Section 2.6. For purposes of this Section 2.6, the representations and warranties contained in Section 4.6 shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 5.1(d)(ii) and (iii).

                  2.7 Subsequent Elections as to Borrowings. The Company may elect (a) to continue a Eurocurrency Rate Borrowing, or a portion thereof, as a Eurocurrency Rate Borrowing or (b) may elect to convert a Eurocurrency Rate Borrowing, or a portion thereof, to a Floating Rate Borrowing or (c) elect to convert a Floating Rate Borrowing, or a portion thereof, to a Eurocurrency Rate Borrowing, or (d) elect to convert a Borrowing denominated in a Permitted Currency to a Borrowing denominated in another Permitted Currency, in each case by giving notice thereof to the Administrative Agent not later than 11:00 a.m. New York City time three Eurocurrency Business Days prior to the date any such continuation of or conversion to a Eurocurrency Rate Borrowing is to be effective and not later than 11:00 a.m. New York City time one Business Day prior to the date such conversion is to be effective in all other cases, provided that an outstanding Eurocurrency Rate Borrowing may only be converted on the last day of the then current Eurocurrency Interest Period with respect to such Borrowing, and provided, further, that a Revolving Credit Loan may not be converted to a Swing Line Loan or a Competitive Loan. If a continuation of a Borrowing as, or a conversion of a Borrowing to, a Eurocurrency Rate Borrowing is requested, such notice shall also specify the Eurocurrency Interest Period to be applicable thereto upon such continuation or conversion. The Administrative Agent shall promptly provide notice of such election to the Banks. If the Company shall not timely deliver such a notice with respect to any outstanding Eurocurrency Rate Borrowing, the Company shall be deemed to have elected to convert such Eurocurrency




                                Credit Agreement

Rate Borrowing to a Floating Rate Borrowing on the last day of the then current Eurocurrency Interest Period with respect to such Borrowing.

                  2.8 Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurocurrency Rate Borrowing pursuant to Section 2.1(c) or 2.4, or a request for a continuation of a Eurocurrency Rate Borrowing as a Eurocurrency Rate Borrowing, or a request for a conversion of a Floating Rate Borrowing to a Eurocurrency Rate Borrowing pursuant to Section 2.7 or a request for a conversion of a Eurocurrency Rate Borrowing denominated in a Permitted Currency to a Eurocurrency Rate Borrowing denominated in another Permitted Currency, (i) in the case of any Eurocurrency Rate Borrowing, deposits in the relevant Permitted Currency for periods comparable to the Eurocurrency Interest Period elected by the Company are not available to a Bank in the relevant interbank market, or (ii) the applicable interest rate will not adequately and fairly reflect the cost to a Bank of making, funding or maintaining the related Eurocurrency Rate Borrowing or (iii) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by a Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for (A) a Bank to make or fund the relevant Eurocurrency Rate Borrowing or to continue such Eurocurrency Rate Borrowing as a Eurocurrency Rate Borrowing or to convert a Floating Rate Borrowing to a Eurocurrency Rate Borrowing, or (B) the Company to make or a Bank to receive any payment under this Agreement at the place specified for payment hereunder or to freely convert any amount paid into Dollars at market rates of exchange or to transfer any amount paid or so converted to the address of its principal office specified in Section 8.2, then the Company shall not be entitled, so long as such circumstances continue, to request and the Banks shall not be obligated to make (so long as such circumstances exist) a Eurocurrency Rate Borrowing pursuant to Section 2.1(c) or 2.4 or a continuation of or conversion to a Eurocurrency Rate Borrowing pursuant to Section 2.7. In the event that such circumstances no longer exist, the Banks shall again consider requests for Eurocurrency Rate Borrowings pursuant to Section 2.1(c) or 2.4, and requests for continuations of and conversions to Eurocurrency Rate Borrowings pursuant to Section 2.7.

                  2.9 Minimum Amounts; Limitation on Number of Borrowings. Except for (a) Advances and conversions thereof which exhaust the entire remaining amount of the Commitments and (b) payments required pursuant Section 3.8, each Borrowing and each continuation or conversion pursuant to Section 2.7 and each prepayment thereof shall be in a minimum amount of, in the case of Eurocurrency Rate Borrowings, $5,000,000 (or the Optional Currency Equivalent thereof) and in integral multiples of $1,000,000 (or the Optional Currency Equivalent thereof), and in the case of Floating Rate Borrowings, $500,000 and in integral multiples of $100,000, and each Letter of Credit Advance shall be in a minimum amount of




                                Credit Agreement

$100,000. No more than eight Eurocurrency Interest Periods shall be permitted to exist at any one time with respect to all Borrowings outstanding hereunder from time to time.

                  2.10 Support and Collateral. To secure the payment when due of all obligations of the Company under this Agreement to the Banks and the Administrative Agent, the Company shall execute and deliver, or cause to be executed and delivered, to the Banks and the Administrative Agent Support Documents granting the following:

                  (a) guaranties of all Subsidiaries of the Company that are not Foreign Subsidiaries; and

                  (b) pledges of (i) 66% of the voting capital stock of each Foreign Subsidiary that is a direct Subsidiary of (x) the Company or (y) a Subsidiary of the Company which is organized under the laws of the United States of America or a State thereof and which is not a Subsidiary of a Foreign Subsidiary (each, a "Pledged Subsidiary") and (ii) 100% of all other stock of each Pledged Subsidiary.

                                   ARTICLE III
                      PAYMENTS AND PREPAYMENTS OF ADVANCES

                  3.1 Principal Payments.

                  (a) Unless earlier payment is required under this Agreement, the Company shall pay (i) to the Administrative Agent (for the account of the Banks) the entire outstanding principal amount of the Revolving Credit Loans on the Termination Date and (ii) to the Administrative Agent (for the account of each Bank making a Competitive Loan) the entire outstanding principal amount of such Competitive Loan on the last day of the Eurocurrency Interest Period or Fixed Rate Interest Period applicable to such Competitive Loan.

                  (b) The Company may at any time and from time to time prepay all or a portion of the Loans, without premium or penalty, provided that (i) the Company may not prepay any Competitive Loan without the prior consent of the Bank holding such Competitive Loan, (ii) the Company may not prepay any portion of any Loan as to which an election of or a conversion to a Eurocurrency Rate Loan is pending pursuant to Section 2.7, (iii) unless earlier payment is required under this Agreement, any Eurocurrency Rate Loan may only be prepaid on the last day of the then current Eurocurrency Interest Period with respect to such Loan, and (iv) such prepayment shall only be permitted if the Company shall have given not less than one Business Day's notice thereof to the Administrative Agent in the case of prepayment of any Floating Rate Loan and ten days' notice thereof to the Administrative Agent for all other Loans, in each case such notice specifying the Loan or portion thereof to be so prepaid and shall have paid to the Banks, together with such prepayment of principal, all accrued interest to the date of payment on




                                Credit Agreement
such Loan or portion thereof so prepaid and all amounts owing to the Banks under
Section 3.9 in connection with such prepayment. Upon the giving of such notice, the aggregate principal amount of such Loan or portion thereof so specified in such notice, together with such accrued interest and other amounts, shall become due and payable on the specified prepayment date. The Administrative Agent shall promptly notify the Banks of any such notice of prepayment.

                  (c) During any period in which Revolving Credit Loans denominated in Optional Currencies are outstanding, on each day that a Eurocurrency Rate Borrowing, or portion thereof, is continued as a Eurocurrency Rate Borrowing or any Floating Rate Loan is converted into a Eurocurrency Rate Borrowing, but not more than once in any rolling seven-day period, the Administrative Agent shall determine the aggregate outstanding principal amount of all Advances (for which purpose the outstanding principal amount of all Revolving Credit Loans made in an Optional Currency shall be deemed to be the Dollar Equivalent (determined as of the date of such continuation or conversion) of the amount in such Optional Currency of such Revolving Credit Loan). Upon making such determination, the Administrative Agent shall promptly notify the Banks and the Borrower thereof. If, on such date of determination, all Advances then outstanding under this Agreement exceed the aggregate amount of the Commitments of the Banks, the Company shall prepay to the Banks on the last day of such related Eurocurrency Interest Period an amount equal to the amount of such excess, together with any amounts owing to the Banks under Section 3.9 in connection therewith.

                  3.2 Interest Payments. The Company shall pay interest to the Banks on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

                  (a) during such periods that such Loan is a Floating Rate Loan, the Floating Rate, and

                  (b) during such periods that such Loan is a Eurocurrency Rate Loan, the Eurocurrency Rate applicable to such Loan for each related Eurocurrency Interest Period;

provided that each Fixed Rate Loan shall bear interest at the Fixed Rate for such Loan. Notwithstanding the foregoing, the Company shall pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full.

                  3.3 Letter of Credit Reimbursement Payments. (a)(i) The Company agrees to pay to the Administrative Agent (for the account of the Issuing Bank) on the day on which the




                                Credit Agreement

Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Issuing Bank related thereto. Unless the Company shall have made such payment to the Issuing Bank on such day, upon each such payment by the Issuing Bank, the Banks shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to satisfy its reimbursement obligation by, a Revolving Credit Loan bearing interest at the Floating Rate in an amount equal to the amount so paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit. The amount of such Revolving Credit Loan shall be made available by the Banks to the Administrative Agent (for the benefit of the Issuing Bank) in accordance with
Section 2.4(b). The participation of each Bank in the relevant Letter of Credit shall be deemed to be reduced by the amount made available by such Bank and, to the extent of the Revolving Credit Loan so disbursed, the reimbursement obligation of the Company under this Section 3.3 shall be deemed satisfied.

                  (ii) If for any reason (including without limitation as a result of the occurrence of an Event of Default with respect to the Company or any of its Subsidiaries pursuant to Section 6.1(h)), Floating Rate Loans may not be made by the Banks as described in
         Section 3.3(a)(i), then (A) the Company agrees that each reimbursement amount not paid pursuant to the first sentence of Section 3.3(a)(i) shall bear interest, payable on demand by the Administrative Agent, at the Overdue Rate, and (B) effective on the date each such Floating Rate Loan would otherwise have been made, each Bank severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default or Event of Default, in lieu of a deemed disbursement of Revolving Credit Loans, to the extent of such Bank's Commitment, purchase a participating interest in each reimbursement amount. Each Bank will immediately transfer to the Administrative Agent, in same day funds, the amount of its participation. Each Bank shall share on a pro rata basis (calculated by reference to the Commitments) in any interest which accrues thereon and in all repayments thereof. If and to the extent that any Bank shall not have so made the amount of such participating interest available to the Administrative Agent, such Bank and the Company agree to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Administrative Agent until the date such amount is paid to the Administrative Agent, at (x) in the case of the Company, the Overdue Rate and (y) in the case of such Bank, the Federal Funds Effective Rate.

                  (b) The reimbursement obligation of the Company under this
Section 3.3 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all obligations of the Company to the Banks hereunder shall have been satisfied, and such obligations of the Company shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Company:




                                Credit Agreement

                  (i) any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

                  (ii) any amendment, modification, waiver or consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

                  (iii) the existence of any claim, setoff, defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Administrative Agent or any Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                  (iv) any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                  (vi) any failure, omission, delay or lack on the part of the Issuing Bank, any Bank or the Administrative Agent or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Issuing Bank, the Administrative Agent, any Bank or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Issuing Bank, the Administrative Agent, any Bank or any such party; or

                  (vii) any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Company from the performance or observance of any obligation, covenant or agreement contained in this Section 3.3.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company against the Issuing Bank, the Administrative Agent or any Bank. Nothing in this
Section 3.3 shall limit the liability, if any, of the Company to the Banks pursuant to Section 8.5.




                                Credit Agreement

                  3.4 Payment Method. (a) All payments to be made by the Company hereunder will be made to the Administrative Agent for the account of the Banks (including, as applicable, the Swing Line Bank and/or the Issuing Bank) (i) in the case of principal and interest on any Loan, in the Permitted Currency in which such Loan is denominated, and (ii) in all other cases, in Dollars, and in all cases in immediately available, freely transferable, cleared funds not later than 1:00 p.m. at the place for payment on the date on which such payment shall be come due (x) in the case of principal and interest on any Loan denominated in a Permitted Currency other than Dollars, by credit to the account of the Administrative Agent at its branch or office or correspondent bank designated for payments in the relevant Permitted Currency or in such other place specified by the Administrative Agent with respect to such Loan pursuant to Section 2.4(b), and (y) in all other cases to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except where payments are to be made directly to the Issuing Bank or the Swing Line Bank or to the Person entitled thereto under Section 3.7, 3.9 or 8.5. Payments received after 1:00 p.m. at the place for payment shall be deemed to be payments made prior to 1:00 p.m. at the place for payment on the next succeeding Business Day. The Company hereby authorizes the Administrative Agent to charge its account with the Administrative Agent in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

                  (b) At the time of making each such payment, the Company shall, subject to the other terms and conditions of this Agreement, specify to the Administrative Agent that Loan or other obligation of the Company hereunder to which such payment is to be applied. In the event that the Company fails to so specify the relevant obligation or if an Event of Default or Default shall have occurred and be continuing, the Administrative Agent may apply such payments as it may determine in its sole discretion.

                  (c) On the day such payments are deemed received, the Administrative Agent shall remit to the Banks their pro rata shares of such payments in immediately available same day funds, (i) in the case of payments of principal and interest on any Borrowing denominated in a Permitted Currency other than Dollars, at an account maintained and designated by each Bank at a bank in the principal financial center of the country issuing the Permitted Currency in which such Borrowing is denominated or in such other reasonable place specified by such Bank and (ii) in all other cases, to the Banks at their respective address in the United States specified for notices pursuant to
Section 8.2. In the case of payments of principal and interest on any Borrowing, such pro rata shares shall be determined with respect to each such Bank by the ratio which the outstanding principal balance of its Loan included in such Borrowing bears to the outstanding principal balance of the Loans of all the Banks included in such Borrowing and in the case of fees paid pursuant to
Section 2.3 and other amounts payable hereunder (other than the Administrative Agent's fees payable pursuant to Section 2.3(c) and amounts payable to any Bank under Section 2.1(c), 2.3(d), 3.7 or 3.9), such pro rata shares shall be determined with respect to




                                Credit Agreement
each such Bank by the ratio which the Commitment of such Bank bears to the Commitments of all the Banks.

                  (d) This Agreement arises in the context of an international transaction, and the specification of payments in specific currencies at specific places pursuant to this Agreement is of the essence. Each specified currency shall be the currency of account and payment under this Agreement as provided herein. The obligations of the Company hereunder shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid, on prompt conversion into the applicable currency and transfer to the Banks under normal banking procedure, does not yield the amount of such currency due under this Agreement. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such currency due under this Agreement, the Company shall indemnify the Banks, as a separate obligation, for such currency deficit.

                  (e) If for purposes of obtaining judgment in any court it becomes necessary to convert any currency due hereunder into any other currency, the Company will pay such additional amount, if any, as may be necessary to ensure that the amount paid in respect of such judgment is the amount in such other currency which when converted at the Administrative Agent's spot rate of exchange prevailing on the date of payment would yield the same amount of the currency due hereunder. Any amount due from the Company under this Section 3.4(e) will be due as a separate debt and shall not be affected by judgment being obtained for any other sum due under or in respect of this Agreement.

                  3.5 No Setoff or Deduction. All payments of principal and interest on the Loans and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

                  3.6 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. All interest, fees and other amounts due under this Agreement shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Floating Rate at times when the Floating Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).




                                Credit Agreement

            3.7 Additional Costs. (a) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, the Issuing Bank or the Administrative Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank, the Issuing Bank or the Administrative Agent with any guideline, request or directive of any such authority (whether or not having the force of law), shall

            (i) affect the basis of taxation of payments to any Bank, the Issuing Bank or the Administrative Agent of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of the Bank, the Issuing Bank or the Administrative Agent, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which any Bank, the Issuing Bank or the Administrative Agent, as the case may be, has its principal office), or

            (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank, the Issuing Bank or the Administrative Agent, or

            (iii) impose any other condition with respect to this Agreement, the Commitments, any promissory notes issued hereunder or the Loans or any Letter of Credit, and the result of any of the foregoing is to increase the cost to any Bank, the Issuing Bank or the Administrative Agent, as the case may be, of making, funding, maintaining or participating in any Eurocurrency Rate Loan, Fixed Rate Loan or Letter of Credit, or to reduce the amount of any sum receivable by any Bank, the Issuing Bank or the Administrative Agent, as the case may be, thereon, then the Company shall pay to such Bank, the Issuing Bank or the Administrative Agent, as the case may be, from time to time, upon request by such Bank or the Issuing Bank (with a copy of such request to be provided to the Administrative Agent) or the Administrative Agent, additional amounts sufficient to compensate such Bank, the Issuing Bank or the Administrative Agent, as the case may be, for such increased cost or reduced sum receivable to the extent, in the case of any Eurocurrency Rate Loan, such Bank or the Administrative Agent is not compensated therefor in the computation of the interest rate applicable to such Eurocurrency Rate Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by such Bank, the Issuing Bank or the Administrative Agent, as the case may be, and submitted by such Bank, the Issuing Bank or the Administrative Agent, as the case may be, to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

                                Credit Agreement

            (b) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, the Issuing Bank or the Administrative Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank, the Issuing Bank or the Administrative Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Bank, the Issuing Bank or the Administrative Agent (or any corporation controlling such Bank or the Administrative Agent) and such Bank, the Issuing Bank or the Administrative Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's, the Issuing Bank's or the Administrative Agent's obligations hereunder and such increase has the effect of reducing the rate of return on such Bank's, the Issuing Bank's or the Administrative Agent's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which such Bank, the Issuing Bank or the Administrative Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank, the Issuing Bank or the Administrative Agent to be material, then the Company shall pay to such Bank, the Issuing Bank or the Administrative Agent, as the case may be, from time to time, upon request by such Bank or the Issuing Bank (with a copy of such request to be provided to the Administrative Agent) or the Administrative Agent, additional amounts sufficient to compensate such Bank, the Issuing Bank or the Administrative Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank, the Issuing Bank or the Administrative Agent reasonably determines to be allocable to the existence of such Bank's, the Issuing Bank's or the Administrative Agent's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank, the Issuing Bank or the Administrative Agent, as the case may be, and submitted by such Bank, the Issuing Bank or the Administrative Agent to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

            3.8 Illegality and Impossibility. In the event that any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, (a) shall make it unlawful or impossible for any Bank to maintain any Eurocurrency Rate Loan under this Agreement or (b) shall make it impracticable, unlawful or impossible for, or shall in any way limit or impair the ability of, the Company to make or any Bank to receive any payment under this Agreement at the place specified for payment hereunder or to freely convert any amount paid into Dollars at market rates of exchange or to transfer any amount paid or so converted to the Administrative Agent at its offices at 270 Park Avenue, New York, the

                                Credit Agreement

New York, the Company shall, upon receipt of notice thereof, convert such Eurocurrency Rate Loan to a Floating Rate Loan (i) on the last day of the then current Eurocurrency Interest Period applicable to such Eurocurrency Rate Loan if such Bank may lawfully continue to maintain such Eurocurrency Rate Loan to such day, or (ii) immediately if such Bank may not continue to maintain such Eurocurrency Rate Loan to such day (in which case the Company shall pay all amounts owing to such Bank under Section 3.9). Such Bank's obligation to make or continue Eurocurrency Rate Loans, or to convert Floating Rate Loans into Eurocurrency Rate Loans, shall be suspended until such time as such Bank may again make and maintain Eurocurrency Rate Loans and the Company may make, or the Bank may receive, payment under this Agreement as provided herein.

            3.9 Indemnification. If the Company makes any payment of principal with respect to any Eurocurrency Rate Loan or Fixed Rate Loan on any other date than the last day of a Eurocurrency Interest Period or Fixed Rate Interest Period applicable thereto (whether pursuant to Section 3.8, Section 6.2 or otherwise), or if the Company fails to borrow any Eurocurrency Rate Loan or Fixed Rate Loan, to continue any Eurocurrency Rate Loan as a Eurocurrency Rate Loan or to convert any Floating Rate Loan into a Eurocurrency Rate Loan, after notice has been given to the Banks in accordance with Section 2.1(c)(iv), 2.4 or 2.7, as the case may be, or if the Company fails to make any payment of principal or interest in respect of a Eurocurrency Rate Loan or Fixed Rate Loan when due, the Company shall reimburse each Bank on demand for any resulting loss or expense incurred by each such Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not such Bank shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by such Bank and submitted by such Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to such Bank under this Section
3.9 in respect of a Eurocurrency Rate Loan shall be made as though such Bank shall have actually funded or committed to fund the relevant Eurocurrency Rate Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan and having a maturity comparable to the related Eurocurrency Interest Period.

            3.10 Substitution of Banks. (a) Each Bank agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased costs or render it unable to perform its agreements under Section 3.7 or 3.8, or (ii) would require the Company to pay an increased amount under Section 3.7 or render it unable to accept performance under Section 3.8, it will promptly notify the Administrative Agent, who shall notify the Company, of such event or condition and, to the extent not inconsistent with such Bank's internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Bank through another lending office of such Bank if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Bank thereunder in respect of such Loans would be materially reduced, or such inability to perform would cease to exist, or the increased costs

                                Credit Agreement
which would otherwise be required to be paid in respect of such Loans pursuant to Section 3.7 would be materially reduced or the taxes or other amounts otherwise payable under Section 3.7 would be materially reduced, and if, as determined by such Bank, in its sole discretion, the making, funding or maintaining of such Loans through such other lending office would not otherwise materially adversely affect such Loans or such Bank.

            (b) In the event any Bank shall have delivered to the Company a notice pursuant to Section 3.10(a), that a Eurocurrency Rate Loan is no longer available from such Bank pursuant to Section 3.8 or that any of the events designated in Section 3.10(a) have occurred or shall have failed to make its share of a Loan available in accordance with Section 2.4(b), the Company may (but subject in any such case to the payments required by Sections 3.1(b) and 3.9), provided that there shall exist no Default or Event of Default, upon at least five Business Days' prior written, facsimile or telex notice to such Bank and the Administrative Agent, identify to the Administrative Agent a lending institution reasonably acceptable to the Administrative Agent which will purchase the Commitment and the amount of outstanding Loans from the Bank providing such notice and such Bank shall thereupon assign its Commitment, any Loans owing to such Bank and any promissory notes held by such Bank to such replacement lending institution pursuant to Section 8.6. Such notice shall specify an effective date for such assignment and at the time thereof, the Company shall pay all accrued interest, facility fees and all other amounts (including without limitation all amounts payable under Article III) owing hereunder to such Bank as at such effective date for such assignment.

            3.11 Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

            (b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, whether such Loan is a Eurocurrency Rate Loan, a Floating Rate Loan or a Fixed Rate Loan and the Eurocurrency Interest Period or Fixed Rate Interest Period applicable thereto,
(ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank's share thereof.

            (c) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 3.11 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

                                Credit Agreement

            (d) Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Bank a promissory note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).



                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

      The Company represents and warrants that:

            4.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law. The Company has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute, deliver and perform this Agreement, any promissory notes issued hereunder and any other Support Document to which the Company is a party and to engage in the transactions contemplated by this Agreement.

            4.2 Corporate Authority. The execution, delivery and performance by the Company of this Agreement, any promissory notes issued hereunder and any Support Document to which it is a party, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or any of its Subsidiaries or its or their respective property may be bound or affected or result in the imposition of any Lien except for Permitted Liens.

            4.3 Binding Effect. Each of this Agreement and the Support Documents to which the Company is a party is, and any promissory note when delivered hereunder will be, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms.

            4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership of each Subsidiary of the Company. Each such

                                Credit Agreement

Subsidiary and each corporation becoming a Subsidiary of the Company after the date hereof is and will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is and will be duly qualified to do business in each additional jurisdiction where such qualification is or may be necessary under applicable law. Each Subsidiary of the Company has and will have all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock of each class of each Subsidiary of the Company have been and will be validly issued and are and will be fully paid and nonassessable and, except as otherwise indicated in Schedule 4.4 hereto or disclosed in writing to the Administrative Agent and Banks from time to time, are and will be owned, beneficially and of record, by the Company or another Subsidiary of the Company free and clear of any Liens.

            4.5 Litigation. Except as set forth in Schedule 4.5 hereto, there is no action, suit or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries before or by any court, governmental authority or arbitrator, which if adversely decided might result, either individually or collectively, in any material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries or in any material adverse effect on the legality, validity or enforceability of this Agreement, any promissory notes issued hereunder or any Support Document and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

            4.6 Financial Condition. The consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 1996 and reported on by Coopers & Lybrand L.L.P., independent certified public accountants, and the unaudited consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows of the Company and its Subsidiaries for the two consecutive fiscal quarters ended June 30, 1997, copies of which have been furnished to the Banks, fairly present, and the financial statements of the Company and its Subsidiaries delivered pursuant to
Section 5.1(d) will fairly present, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with Generally Accepted Accounting Principles consistently applied (subject, in the case of said interim statements, to year-end audit adjustments). There has been no material adverse change in the business, properties, operations or condition (financial or otherwise) of the Company or any of its Subsidiaries since December 31, 1996. There is no material Contingent Liability of the Company that is not reflected in such financial statements or in the notes thereto.

            4.7 Use of Advances. The Company will use the proceeds of the Loans to refinance indebtedness outstanding under the Existing Credit Agreement and for general

                                Credit Agreement
corporate purposes including Acquisitions permitted hereunder. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose.

            4.8 Consents, Etc. Except for such consents, approvals, authorizations, declarations, registrations or filings delivered by the Company pursuant to Section 2.5(g), if any, each of which is in full force and effect, no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor, lessor or stockholder of the Company or any of its Subsidiaries, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement, any promissory notes issued hereunder, the Support Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, any promissory notes issued hereunder or any of the Support Documents.

            4.9 Taxes. The Company and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due and required to be paid including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof. Neither the Company nor any of its Subsidiaries knows of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted by the Company or any Subsidiary, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

            4.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet referred to in Section 4.6 or delivered pursuant to Section 5.1(d), the Company or one or more of its Subsidiaries have good and marketable fee simple title to all of the real property, and a valid and indefeasible ownership interest in all of the other properties and assets reflected in said balance sheet or subsequently acquired by the Company or any Subsidiary. All of such properties and assets are free and clear of any Lien except for Permitted Liens.

            4.11 ERISA. The Company, its Subsidiaries, the ERISA Affiliates and the Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any Plan. None of the Company, any of its Subsidiaries or any of the ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Company, its

                                Credit Agreement

Subsidiaries and the ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of the respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. The execution, delivery and performance of this Agreement, any promissory notes issued hereunder and the Support Documents do not constitute a Prohibited Transaction. There is no material Unfunded Benefit Liability, determined in accordance with
Section 4001(a)(18) of ERISA, with respect to any Plan.

            4.12 Disclosure. No report or other information furnished in writing or on behalf of the Company or any Guarantor to any Bank or the Administrative Agent in connection with the negotiation or administration of this Agreement (including, without limitation, the Confidential Information Memorandum dated August, 1997) contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading. Neither this Agreement, any promissory notes issued hereunder, the Support Documents nor any other document, certificate, or report or statement or other information furnished to any Bank or the Administrative Agent by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially and adversely affects, or which in the future may (so far as the Company can now foresee) materially and adversely affect, the business, properties, operations or condition, financial or otherwise, of the Company or any Subsidiary, which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Banks by or on behalf of the Company in connection with the transactions contemplated hereby.

            4.13 Environmental and Safety Matters. All representations and warranties made by the Company in the Environmental Certificate delivered pursuant to Section 2.5(k) and Section 5.1(d)(vii) are true and correct.

            4.14 Intellectual Property. Set forth on Part I of Schedule 4.14 hereto is a complete and accurate list of all material patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Company and the Guarantors showing as of the Effective Date the jurisdiction in which registered, the registration number and the date of registration. The Company and the Guarantors own, or are licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property"). Except as set forth on Part II of Schedule 4.14 hereto, no claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company or any Guarantor know of any valid basis for any such claim, the use of such Intellectual Property by the Company and the Guarantors does not infringe on the rights of any Person, and, to the knowledge of the Company, no Intellectual Property has been infringed, misappropriated or diluted by any other Person.

                                Credit Agreement

            4.15 Investment Company Status. Neither the Company nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

                                    ARTICLE V
                                    COVENANTS

            5.1 Affirmative Covenants. The Company covenants and agrees that, until payment in full of the principal of and accrued interest on the Loans and any other amounts payable hereunder and the performance of all other obligations of the Company under this Agreement, unless the Required Banks shall otherwise consent in writing, the Company shall, and, except with respect to Section 5.1(d), shall cause each of its Subsidiaries to:

            (a) Preservation of Corporate Existence, Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

            (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority whether federal, state, local or foreign (including without limitation ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

            (c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of the business of the Company or any of its Subsidiaries and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such

                                Credit Agreement
risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Required Banks for purposes of assuring compliance with this Section 5.1(c).

            (d) Reporting Requirements. Furnish to the Banks and the Administrative Agent the following:

            (i) promptly, and in any event within (A) three calendar days after becoming aware of the occurrence of any Event of Default or Default, (B) 10 calendar days after becoming aware of the occurrence of the commencement of any material litigation against, by or affecting the Company or any of its Subsidiaries, and any material developments therein,
      (C) 10 calendar days after becoming aware of entering into any material contract or undertaking that is not entered into in the ordinary course of business and (D) 10 calendar days after becoming aware of any development in the business or affairs of the Company or any of its Subsidiaries which has resulted in or which is likely, in the reasonable judgment of the Company, to result in a material adverse change in the business, properties, operations or condition, financial or otherwise of the Company or any of its Subsidiaries, a statement of the chief financial officer of the Company setting forth details of such Event of Default or such event or condition or such litigation and the action which the Company or such Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

            (ii) as soon as available and in any event within 60 days after the end of each fiscal quarter of the Company, the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated and consolidating statement of income and consolidated and consolidating statement of cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with Generally Accepted Accounting Principles, together with a certificate of the chief financial officer of the Company stating (A) that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, and (B) that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with

                                Credit Agreement

      Section 5.2(a), (b), (c), (d), (e), (k) and (n) is in conformity with the terms of this Agreement;

            (iii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statement of income and consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year, with a customary audit report of Coopers & Lybrand L.L.P., or any of the six largest independent certified public accounting firms in the United States, without qualifications unacceptable to the Required Banks, together with a certificate or opinion of such accountants stating (A) that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any Default or Event of Default, and, if such Default or Event of Default then exists and is continuing, a statement setting forth the nature and status thereof, and (B) that a computation by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 5.2 (a), (b), (c),
      (d), (e), (k) and (n) is in conformity with the terms of this Agreement;

            (iv) promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which the Company or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the Securities and Exchange Commission or any successor agency thereof;

            (v) as soon as available and in any event within 60 days after the end of each fiscal quarter, a summary indicating updates on all environmental activities, remediation efforts and investigations by governmental entities regarding environmental matters and such other information regarding environmental matters as any Bank or the Administrative Agent may reasonably request;

            (vi) promptly and in any event within 10 calendar days after receiving or becoming aware thereof, (A) a copy of any notice of intent to terminate any Plan filed with the PBGC, (B) a statement of the chief financial officer of the Company setting forth the details of the occurrence of any Reportable Event with respect to any Plan, (C) a copy of any notice that the Company, any of its Subsidiaries or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan, or
      (D) a copy of any notice of failure to make a required installment or other payment within the meaning of Section 412(n) of the Code or Section 302(f) of ERISA with respect to a Plan;

            (vii) within 60 calendar days after the end of each fiscal year of the Company, a newly executed Environmental Certificate; and

                                Credit Agreement

            (viii) promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries as any Bank or the Administrative Agent may from time to time reasonably request.

            (e) Accounting, Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with Generally Accepted Accounting Principles and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, (i) permit any Bank or the Administrative Agent or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective directors, officers, employees and independent auditors, and by this provision the Company does hereby authorize such persons to discuss such affairs, finances and accounts with any Bank or the Administrative Agent, and (ii) permit the Administrative Agent or any of its agents or representatives to conduct a comprehensive field audit of its books, records, properties and assets.

            (f) Additional Guaranty and Pledge. Promptly cause each person becoming a Subsidiary of the Company (to the extent required by Section 2.10) to execute and deliver to the Banks and the Administrative Agent, within 30 days after such person becomes a Subsidiary, a Guaranty, together with other related documents described in Sections 2.5(d) and 2.5(f), and promptly pledge such shares of each person that becomes a Foreign Subsidiary to the extent required by Section 2.10, within 60 days after such person becomes a Subsidiary. The Company shall notify the Banks and the Administrative Agent, within 10 days after the occurrence thereof, of any person becoming a Subsidiary.

            (g) Further Assurances. Execute and deliver within 60 days after request therefor by any Bank or the Administrative Agent, all further instruments and documents and take all further action that may be necessary or desirable, or that the Administrative Agent may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Banks under, this Agreement, any promissory notes issued hereunder and the Support Documents. Without limiting the foregoing, the Company shall, within 60 days after the request therefor by the Administrative Agent, deliver to the Administrative Agent written opinions of local counsel (addressed to the Administrative Agent and the Banks), in form and substance reasonably satisfactory to the Administrative Agent, with respect to the enforceablity of the pledge of shares of any Foreign Subsidiary pursuant hereto in the jurisdiction of organization of such Foreign Subsidiary and such other related matters as the Administrative Agent shall reasonably request.

            5.2 Negative Covenants. Until payment in full of the principal of and accrued interest on the Loans and any other amounts payable hereunder and the performance of all other

                                Credit Agreement
obligations of the Company under this Agreement, the Company agrees that, unless the Required Banks shall otherwise consent in writing it shall not:

            (a) Funded Indebtedness to Cash Flow. Permit or suffer the ratio of
(i) Consolidated Funded Indebtedness of the Company and its Subsidiaries as at the end of any fiscal quarter of the Company to (ii) Consolidated Cash Flow of the Company and its Subsidiaries for the period of the four consecutive fiscal quarters then ending to be greater than 4.0 to 1.0.

            (b) Cash Flow to Interest Expense. Permit or suffer the ratio of (i) Consolidated Cash Flow of the Company and its Subsidiaries, calculated as at the end of each fiscal quarter of the Company, for the period of the four consecutive fiscal quarters then ending to (ii) Interest Expense of the Company and its Subsidiaries for such period to be less than 3.0 to 1.0.

            (c) Net Worth. Permit or suffer Consolidated Net Worth of the Company and its Subsidiaries to be less than the sum of (i) $200,000,000 plus
(ii) an amount equal to 50% of Cumulative Net Income (without reduction for a net loss) of the Company and its Subsidiaries for each fiscal year of the Company ending after the Effective Date plus (iii) an amount equal to 100% of the Net Cash Proceeds of any equity offering after the Effective Date.

            (d) Indebtedness. Create, incur, assume or in any manner become liable in respect of, or suffer to exist, or permit or suffer any Subsidiary to create, incur, assume or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

            (i) the Advances;

            (ii) the Indebtedness described in Schedule 5.2(d) hereto, having the same terms as those existing on the date of this Agreement, but no extension, refinancing, replacement, amendment or renewal thereof shall be permitted;

            (iii) Indebtedness of any Subsidiary of the Company owing to the Company or to any other Subsidiary of the Company;

            (iv) unsecured current Indebtedness constituting obligations for the unpaid purchase price of goods, property or services incurred in the ordinary course of business (A) to a seller of inventory purchased for sale or lease in the ordinary course of business of the Company or any of its Subsidiaries (B) to a seller of other property used in the business of the Company or any of its Subsidiaries or (C) to a provider of services to the Company or any of its Subsidiaries;

            (v) Hedging Agreements having a notional principal amount not exceeding the aggregate outstanding principal amount of Indebtedness at any one time;

                                Credit Agreement

            (vi) Subordinated Debt; and

            (vii) Indebtedness in aggregate principal amount at any one time outstanding other than (i) through (vi) above not exceeding 20% of the aggregate Commitments at such time, provided that the aggregate principal amount of such Indebtedness created, incurred or assumed by any Foreign Subsidiary (or in respect of which any Foreign Subsidiary becomes liable) shall not exceed the greater of 7.5% of the aggregate Commitments at such time or $30,000,000.

            (e) Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries, other than:

            (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

            (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a material adverse effect on the business or operations of the Company or any of its Subsidiaries and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due,
      (D) liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of the Company or any of its Subsidiaries, or surety, customs or appeal bonds to which the Company or any of its Subsidiaries is a party;

            (iii) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Company or any of its Subsidiaries;

            (iv) Liens created pursuant to the Support Documents and Liens expressly permitted by the Support Documents;

                                Credit Agreement

            (v) each Lien described in Schedule 5.2(e) hereto, which may be suffered to exist upon the same terms as those existing on the date hereof, but no extension, refinancing, replacement, amendment or renewal thereof shall be permitted;

            (vi) any Lien created to secure payment of a portion of the purchase price of, or existing at the time of acquisition of, any tangible fixed asset acquired by the Company or any of its Subsidiaries, which may be created or suffered to exist upon such fixed asset if the outstanding principal amount of the Indebtedness secured by such Lien does not at any time exceed the purchase price paid by the Company or such Subsidiary for such fixed asset, provided that such Lien does not encumber any other asset at any time owned by the Company or such Subsidiary, and provided, further, that not more than one such Lien shall encumber such fixed asset at any one time;

            (vii) Liens in favor of the Company or any of its Subsidiaries as security for Indebtedness permitted by Section 5.2(d)(iii); and

            (viii) the interest or title of a lessor under any lease otherwise permitted under this Agreement with respect to the property subject to such lease to the extent performance of the obligations of the Company or its Subsidiary thereunder are not delinquent.

            (f) Merger; Etc. Merge or consolidate or amalgamate with any other person or take any other action having a similar effect; provided, however, that this Section 5.2(f) shall not prohibit any merger if (i) the Company is the surviving entity and (ii) the Company has provided the Administrative Agent with pro forma financial statements prior to such acquisition or merger demonstrating compliance with Sections 5.2(a), (b), (c), (d) and (e) and a certificate of the chief financial officer of the Company certifying compliance with Sections 5.2(k) and (n), in each case after giving effect to such merger.

            (g) Acquisitions. Enter into, or permit any Subsidiary to enter into, any Acquisition with respect to which the Purchase Price paid by the Company and its Subsidiaries exceeds $5,000,000 (or the equivalent thereof in any other currency); provided, however, that this Section 5.2(g) shall not prohibit any such Acquisition if (i) such Acquisition, if the Acquired Entity is a publicly held corporation, shall have been approved by the Board of Directors of the Acquired Entity, (ii) after giving effect to such Acquisition, the Company and/or its Subsidiaries own in excess of 50% of Acquired Entity; (iii) the Company has delivered to the Administrative Agent, not less than five Business Days prior to such Acquisition, a reasonably detailed description of such Acquisition (including, without limitation, the business, assets or Person, the Purchase Price thereof and the method and structure of payment thereof);
(iv) the Acquired Entity is engaged in a line of business (A) related to the biological, biopharmaceutical, biotechnological or chemical processing and refining business or (B) otherwise acceptable to the

                                Credit Agreement

Required Banks; (v) the Company has provided the Administrative Agent with pro forma financial statements prior to such acquisition demonstrating compliance with Sections 5.2(a), (b), (c), (d) and (e) and a certificate of the chief financial officer of the Company certifying compliance with Sections 5.2(k) and
(n), in each case after giving effect to such Acquisition; and (vi) both immediately prior to such Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

            (h) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of all or a material portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, and shall not permit or suffer any Subsidiary to do any of the foregoing; provided, however, that this Section 5.2(h) shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of after the date of this Agreement shall be less than $2,000,000 in the aggregate in each fiscal year and if, immediately after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing.

            (i) Nature of Business. Make or suffer any substantial change in the nature of its biological, biopharmaceutical, biotechnological and chemical processing and refining businesses or engage in any business other than the biological, biopharmaceutical, biotechnological and chemical processing and refining businesses.

            (j) Dividends and Other Restricted Payments. Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock other than such dividends, payments or other distributions to the extent payable solely in shares of the capital stock of the Company, provided, however, that the Company may make, pay, declare or authorize dividends, payments and other such distributions, if, both before and after any such dividend, payment or other such distribution is made, no Default or Event of Default shall exist or shall have occurred and be continuing or would be caused by such dividend, payment or such other distribution. For purposes of this Section 5.2(j), "capital stock" shall include capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

            (k) Investments, Loans and Advances. Purchase or otherwise acquire any capital stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other person; or make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other person; or incur any Contingent Liability; or permit any Subsidiary to do any of the

                                Credit Agreement
foregoing; other than (i) extensions of trade credit made in the ordinary course of business on customary credit terms and commission, travel and similar advances made to officers and employees in the ordinary course of business, (ii) commercial paper of any United States issuer having the highest rating then given by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services (a division of The McGraw Hill Companies, Inc.), direct obligations of and obligations fully guaranteed by the United States of America or any agency or instrumentality thereof, or certificates of deposit of any commercial bank which is a member of the Federal Reserve System having a rating of A-1 or P-1 or better by Standard & Poor's Ratings Services or Moody's Investors Service, Inc., respectively, and which has capital, surplus and undivided profit (as shown on its most recently published statement of condition) aggregating not less than $100,000,000, provided, however, that each of the foregoing investments has a maturity date not later than 180 days after the acquisition thereof by the Company or any of its Subsidiaries, (iii) acquisitions of stock pursuant to
Section 5.2(g), (iv) loans permitted pursuant to Section 5.2(d)(iii) and (v) those investments, loans, advances and other transactions described in Schedule 5.2(k) hereto, having the same terms as existing on the date of this Agreement, but no extension or renewal thereof shall be permitted.

            (l) Transactions with Affiliates. Enter into, become a party to, or become liable in respect of, or permit or suffer any Subsidiary to enter into, become a party to, or become liable in respect of, any contract or undertaking with any Affiliate not included in the consolidated financial statements of the Company delivered to the Administrative Agent pursuant to Section 5.1(d) except in the ordinary course of business and on terms not less favorable to the Company or such Subsidiary than those which could be obtained if such contract or undertaking were an arms length transaction with a person other than an Affiliate.

            (m) Sale and Leaseback Transactions. Become or remain liable in any way, or permit or suffer any Subsidiary to become or remain liable in any way, whether directly or by assignment or as a guarantor or other contingent obligor, for the obligations of the lessee or user under any lease or contract for the use of any real or personal property if such property is owned on the date of this Agreement or thereafter acquired by the Company or any of its Subsidiaries and has been or is to be sold or transferred to any other person and was, is or will be used by the Company or any such Subsidiary for substantially the same purpose as such property was used by the Company or such Subsidiary prior to such sale or transfer.

            (n) Contingent Liabilities. Create, incur, assume, or in any manner become liable in respect of, or suffer to exist, Contingent Liabilities in excess of 3% of Consolidated Net Worth of the Company and its Subsidiaries, except the Contingent Liabilities listed on attached Schedule 5.2(n) hereto.

            (o) Negative Pledge Limitation. Enter into any agreement with any person other than the Banks pursuant hereto which prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its assets, rights,

                                Credit Agreement
revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired.

            (p) Inconsistent Agreements. Enter into any agreement or permit or suffer any Subsidiary to enter into any agreement containing any provision which would be violated or breached by this Agreement or any of the transactions contemplated hereby or by performance by the Company or any of its Subsidiaries or any Guarantor of its obligations in connection therewith.

                                   ARTICLE VI
                                     DEFAULT

            6.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived in accordance with Section 8.1:

            (a) Nonpayment. The Company shall fail to pay when due any principal of the Loans, or any reimbursement obligation under Section 3.3 (whether by deemed disbursement of a Revolving Credit Loan or otherwise), or within 5 days after becoming due, any interest on the Loans, any fees or any other amount payable hereunder or under any Support Document;

            (b) Misrepresentation. Any representation or warranty made by the Company or any Guarantor in Article IV or in any Support Document or any other certificate (including, without limitation, any Environmental Certificate), report, financial statement or other document furnished by or on behalf of the Company or any Guarantor in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made;

            (c) Certain Covenants. The Company shall fail to perform or observe any term, covenant or agreement contained in Article V;

            (d) Other Defaults. The Company or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any Support Document (including, without limitation, any Environmental Certificate) and any such failure shall remain unremedied for 15 calendar days after notice thereof shall have been given to the Company or such Guarantor, as the case may be, by the Administrative Agent (at the request of any Bank);

            (e) Other Indebtedness. The Company or any of its Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount

                                Credit Agreement
in excess of 1% of the Consolidated Net Worth of the Company at the time of such failure; or the Company or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is either (i) to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness (or a trustee on behalf of such holders) to elect a majority of the board of directors of the Company;

            (f) Judgments. After the Effective Date, and excluding the litigation on Schedule 4.5 hereto, one or more judgments or orders for the payment of money in an aggregate amount of $1,000,000 in any fiscal year shall be rendered against the Company or any of its Subsidiaries, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect the Company or any of its Subsidiaries which causes or could cause a material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries or which does or could have a material adverse effect on the legality, validity or enforceability of this Agreement, any promissory notes issued hereunder or any Support Document, and either (i) such judgment or order shall have remained unsatisfied and the Company or such Subsidiary shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order;

            (g) ERISA. The occurrence of a Reportable Event that results in or could result in liability of the Company, any Subsidiary of the Company or any ERISA Affiliate to the PBGC or to any Plan and such Reportable Event is not corrected within 30 days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Plan and such Reportable Event is not corrected within 30 days after the occurrence thereof; or the filing by the Company, any Subsidiary of the Company or any ERISA Affiliate of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any Subsidiary of the Company or any ERISA Affiliate shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, any Subsidiary of the Company, any ERISA Affiliate to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of the Company, any Subsidiary of the Company or any ERISA Affiliate to the PBGC or any

                                Credit Agreement

Plan; or the withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or the Company, any of its Subsidiaries or any ERISA Affiliate becomes an employer with respect to any Multiemployer Plan without the prior written consent of the Required Banks;

            (h) Insolvency, Etc. The Company or any of its Subsidiaries shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company or any of its Subsidiaries, any proceeding or case seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Company or such Subsidiary and is being contested by the Company or such Subsidiary, as the case may be, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Company or such Subsidiary shall take any action (corporate or other) to authorize, consent to or further any of the actions described above in this subsection;

            (i) Support Documents. Any event of default described in any Support Document shall have occurred and be continuing, or any material provision of any Support Document shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any person, or any obligor shall deny that it has any or further liability or obligation thereunder, or any Support Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Banks and the Administrative Agent the benefits purported to be created thereby; or

            (j)  Control.  A Change in Control shall occur.

            6.2  Remedies.

            (a) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, with the consent of the Required Banks, and, upon being directed to do so by the Required Banks, shall by notice to the Company (i) terminate the Commitments or (ii) declare the outstanding principal of, and accrued interest on, the Loans, all unpaid reimbursement obligations in respect of drawings under Letters of Credit and all other amounts owing under this Agreement to be immediately due and payable, or (iii) demand immediate delivery of cash collateral, and the Company agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior

                                Credit Agreement
to the stated expiry of all outstanding Letters of Credit, or any one or more of the foregoing, whereupon the Commitments shall terminate forthwith and all such amounts, including such cash collateral, shall become immediately due and payable, as the case may be, provided that in the case of any event or condition described in Section 6.1(h) with respect to the Company, the Commitments shall automatically terminate forthwith and all such amounts, including such cash collateral, shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived. Such cash collateral delivered in respect of outstanding Letters of Credit shall be deposited in a special cash collateral account to be held by the Administrative Agent as collateral security for the payment and performance of the Company's obligations under this Agreement to the Banks and the Administrative Agent.

            (b) The Administrative Agent may, with the consent of the Required Banks, and, upon being directed to do so by the Required Banks, shall, in addition to the remedies provided in Section 6.2(a), exercise and enforce any and all other rights and remedies available to it or the Banks, whether arising under this Agreement, any promissory notes issued hereunder or any Support Document or under applicable law, in any manner deemed appropriate by the Administrative Agent, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any promissory notes issued hereunder or any Support Document or in aid of the exercise of any power granted in this Agreement, any promissory note issued hereunder or any Support Document.

            (c) Upon the occurrence and during the continuance of any Event of Default, each Bank may, subject to Section 7.11, at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether owing to such Bank or any other Bank or the Administrative Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company and any property of the Company from time to time in possession of such Bank, irrespective of whether or not such Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The Company hereby grants to the Banks and the Administrative Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of the obligations of the Company under this Agreement. The rights of such Bank under this Section 6.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

            (d) In addition to other amounts payable pursuant to this Agreement, the Company confirms that it shall further pay all amounts required to be paid pursuant to Section 3.9. The Company agrees that such amounts are a reasonable pre-estimate of loss and not a

                                Credit Agreement
penalty. Such amounts are payable as liquidated damages for the loss of bargain and payment of any such amount shall not in any way reduce, affect or impair any other obligations of the Company under this Agreement.

                                   ARTICLE VII
                     THE ADMINISTRATIVE AGENT AND THE BANKS

            7.1 Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, any promissory note issued hereunder and the Support Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Banks, and the Company shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company.

            7.2 Administrative Agent and Affiliates. Chase, in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent. Chase and its Affiliates (and any Bank) may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any Subsidiary of the Company as if it were not acting as Administrative Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

            7.3 Scope of Administrative Agent's Duties. The Administrative Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement, have a fiduciary relationship with any Bank, beyond the agency created herein and subject to the terms herein, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Administrative Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, collection and enforcement actions hereunder and under the Support Documents), the Administrative Agent shall not be required to exercise any discretion or take any action, but the Administrative Agent shall take such action or omit to take any action pursuant to the reasonably written instructions of the Required Banks (or, to the extent required by Section 8.1, all of the Banks) and may request instructions from the Required Banks. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, pursuant to the written instructions of the Required Banks, which instructions and any action or omission pursuant thereto shall be binding upon all of the Banks; provided, however, that the Administrative Agent shall not be required to act or omit to act if, in the judgment of the

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
                                     - 56 -


Administrative Agent, such action or omission may expose the Administrative Agent to personal liability or is contrary to this Agreement, any promissory notes issued hereunder or the Support Documents or applicable law.

            7.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegram, telex, facsimile transmission or oral communication) reasonably believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Administrative Agent may treat the payee of any promissory note issued hereunder as the holder thereof. The Administrative Agent may employ agents (including, without limitation, collateral agents) and may consult with legal counsel (who may be counsel for the Company), independent public accounts and other experts selected by it and shall not be liable to the Banks, except as to money or property received by it or its authorized agents, for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

            7.5 Default. The Administrative Agent shall not be deemed to have knowledge of the occurrence of any Default or Event of Default, unless the Administrative Agent has actual knowledge or has otherwise received written notice from a Bank or the Company specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give written notice thereof to the Banks. As used herein, "actual knowledge" shall mean the actual knowledge of the responsible loan officer of the Administrative Agent, obtained in administering the Company's account.

            7.6 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable to the Banks for any action taken or not taken by it or them in connection herewith with the consent or at the request of the Required Banks or in the absence of its or their own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify
(i) any recital, statement, warranty or representation contained in this Agreement, any promissory note issued hereunder or any Support Document, or in any certificate, report, financial statement or other document furnished in connection with this Agreement, (ii) the performance or observance of any of the covenants or agreements of the Company or any Guarantor, (iii) the satisfaction of any condition specified in Article II, and (iv) the validity, effectiveness, legal enforceability, value or genuineness of this Agreement, any promissory notes issued hereunder or the Support Documents or any collateral subject thereto or any other instrument or document furnished in connection herewith.

            7.7 Nonreliance on Administrative Agent and Other Banks. Each Bank acknowledges and agrees that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed

                                Credit Agreement
appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decision in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company or any Guarantor of this Agreement, any promissory notes issued hereunder or the Support Documents or any other documents referred to or provided for herein or to inspect the properties or books of the Company or any Guarantor and, except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its Affiliates.

            7.8 Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company, but without limiting any obligation of the Company to make such reimbursement), ratably according to the respective principal amounts of the Advances then outstanding made by each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under this Agreement, provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Administrative Agent's gross negligence or willful misconduct. Each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any amounts owing to the Administrative Agent by the Banks pursuant to this Section. If the indemnity furnished to the Administrative Agent under this Section shall, in the judgment of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity if furnished.

            7.9 Resignation or Removal of Administrative Agent. The Administrative Agent may resign as such at any time upon thirty days' prior written notice to the Company and the Banks or may be removed for cause as such upon vote of the Required Banks. In the event of any such resignation or removal, the Required Banks shall, by an instrument in writing delivered to the Company and the Administrative Agent, appoint a successor, with the consent of the Company, which shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the Administrative Agent's resignation or removal becomes effective, the resigning or removed Administrative

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
                                     - 58 -


Agent may appoint a temporary successor to act until such appointment by the Required Banks is made and accepted or if no such temporary successor is appointed as provided above by the resigning or removed Administrative Agent, the Administrative Agent agrees to continue to perform administrative duties hereunder for a fee to be agreed upon at such time until such appointment by the Required Banks is made and accepted. Any successor to the Administrative Agent shall execute and deliver to the Company and the Banks an instrument accepting such appointment and thereupon such successor Administrative Agent, without further act, deed, conveyance or transfer, shall become vested with all of the properties, rights, interests, powers, authorities and obligations of its predecessor hereunder with like effect as if originally named as Administrative Agent hereunder. Upon request of such successor Administrative Agent, the Company and the resigning or removed Administrative Agent shall execute and deliver such instruments of conveyance, assignment and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Administrative Agent all such properties, rights, interests, powers, authorities and obligations. The provisions of this Article VII shall thereafter remain effective for such resigning or removed Administrative Agent with respect to any actions taken or omitted to be taken by such Administrative Agent while acting as the Administrative Agent hereunder.

            7.10 Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Banks of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.3(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

            7.11 Sharing of Payments. The Banks agree among themselves that, in the event that any Bank shall obtain payment in respect of any Revolving Credit Advance or any other obligation owing to all of the Banks under this Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise in excess of its ratable share of payments received by all of the Banks on account of the Revolving Credit Advances and other obligations (or if no Revolving Credit Advances are outstanding, ratably according to the respective amounts of the Commitments), such Bank shall promptly purchase from the other Banks participations in such Revolving Credit Advances and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all of the Banks share such

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
                                     - 59 -


payment in accordance with such ratable shares. The Banks further agree among themselves that if payment to a Bank obtained by such Bank through the exercise of a right of set-off, banker's lien, counterclaim or otherwise as aforesaid shall be rescinded or must otherwise be restored, each Bank which shall have shared the benefit of such payment shall, by repurchase of participations theretofore sold, return its share of that benefit to each Bank whose payment shall have been rescinded or otherwise restored. The Company agrees that any Bank so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Bank were a holder of such Revolving Credit Advance or other obligation in the amount of such participation. The Banks further agree among themselves that, in the event that amounts received by the Banks and the Administrative Agent hereunder are insufficient to pay all such obligations or insufficient to pay all such obligations when due, the fees and other amounts owing to the Administrative Agent in such capacity shall be paid therefrom before payment of obligations owing to the Banks under this Agreement. Except as otherwise expressly provided in this Agreement, if any Bank or the Administrative Agent shall fail to remit to the Administrative Agent or any other Bank an amount payable by such Bank or the Administrative Agent to the Administrative Agent or such other Bank pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Bank at a rate per annum equal to the rate at which borrowings are available to the payee in its overnight federal funds market. It is further understood and agreed among the Banks and the Administrative Agent that if the Administrative Agent or any Bank shall engage in any other transactions with the Company and shall have the benefit of any collateral or security therefor which does not expressly secure the obligations arising under this Agreement except by virtue of a so-called dragnet clause or comparable provision, the Administrative Agent or such Bank shall be entitled to apply any proceeds of such collateral or security first in respect of the obligations arising in connection with such other transaction before application to the obligations arising under this Agreement.

            7.12 Documentation Agent. The First National Bank of Chicago, in its capacity as Documentation Agent, shall have no obligations, duties or liabilities whatsoever under this Agreement.

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
                                     - 60 -


                                  ARTICLE VIII
                                  MISCELLANEOUS

            8.1 Amendments, Etc. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any Support Document nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Company and the Required Banks or by the Company and the Administrative Agent with the written consent of the Required Banks; provided that no such agreement shall (i) increase the Commitment of any Bank without the written consent of such Bank, (ii) reduce the principal amount of any Loan or Letter of Credit Advance or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Bank affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or Letter of Credit Advance, or any interest thereon, or any fees or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (other than an extension of the Termination Date pursuant to the terms of Section 2.4(d)), without the written consent of each Bank affected thereby, (iv) change any provision that would alter the pro rata sharing of payments required hereunder, without the written consent of each Bank, (v) change any of the provisions of this Section or the definition of "Required Banks" or any other provision hereof specifying the number or percentage of Banks required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank or (vi) provide for discharge of all or a substantial portion of the Guarantors or release all or a substantial portion of the collateral pledged pursuant the Pledge Agreement (other than in connection with (A) a corporate reorganization in which the Company substitutes substantially equivalent collateral or (B) a transaction permitted by Section 5.2(f) or (h)), without the written consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swing Line Bank hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swing Line Bank, as the case may be.

                                Credit Agreement

            (b) Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            8.2 Notices. (a) Except as otherwise provided in Section 8.2(c), all notices and other communications hereunder shall be in writing and shall be delivered or sent to (i) the Company at 1 Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention: Douglas H. MacMillan, Vice President and Chief Financial Officer, Facsimile No. (201) 804-9852, with a copy to Susan M. Sorblum, Treasurer, 377 Route 17 South, Suite 500, Hasbrouck Heights, New Jersey 07604, Facsimile No. (201) 462-0722, (ii) the Administrative Agent at The Chase Manhattan Bank, 1 Chase Manhattan Plaza, 8th Floor, New York, New York 10081,
Attention: Loan and Agency Services, Facsimile No. (212) 552-5658, with a copy to The Chase Manhattan Bank, East 36 Midland Avenue, Paramus, New Jersey 07652,
Attention: Brendan L. Walsh, Facsimile No. (201) 599-6755 and (iii) to any Bank, at its respective address and numbers for notices set forth in its Administrative Questionnaire, or to such other address as may be designated by the Company, the Administrative Agent or any Bank by notice to the other parties hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, or in the case of telex notice, upon receipt of the appropriate answerback, or, in the case of facsimile notice, upon receipt of a confirmation mechanically produced by the facsimile machine, provided, however, that notices to the Administrative Agent shall not be effective until received.

            (b) Notices by the Company to the Administrative Agent with respect to terminations or reductions of the Commitments pursuant to Section 2.2, requests for Advances pursuant to Section 2.4, requests for continuations or conversions of Loans pursuant to Section 2.7 and notices of prepayment pursuant to Section 3.1 shall be irrevocable and binding on the Company.

            (c) Any notice to be given by the Company to the Administrative Agent pursuant to Sections 2.1(c), 2.4, 2.7 or 3.1 and any notice to be given by the Administrative Agent or any Bank hereunder, may be given by telephone, and all such notices given by the Company must be immediately confirmed in writing in the manner provided in Section 8.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is to be given.

            8.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Administrative Agent or any Bank, nor any delay or failure on the part of the Administrative Agent or any Bank in exercising any right, power or privilege hereunder, shall operate as a waiver of such right, power or privilege or otherwise prejudice the Administrative Agent's or such Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or

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
                                     - 62 -


privilege. No right or remedy conferred upon or reserved to the Administrative Agent or any Bank under this Agreement, any promissory note issued hereunder or any Support Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement, any promissory note issued hereunder or any Support Document or by applicable law to the Administrative Agent or any Bank may be exercised from time to time and as often as may be deemed expedient by the Administrative Agent or any Bank and, unless contrary to the express provisions of this Agreement, any promissory note issued hereunder or any Support Document, irrespective of the occurrence or continuance of any Default or Event of Default.

            8.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company or any Guarantor made herein or in any Support Document or in any certificate, report, financial statement or other document furnished by or on behalf of the Company or any Guarantor in connection with this Agreement shall be deemed to be material and to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of the Company set forth in Sections 3.7, 3.9 and 8.5 shall survive the repayment in full of the Advances and the termination of the Commitments.

            8.5 Expenses; Indemnification. (a) The Company agrees to pay, or reimburse the Administrative Agent for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Administrative Agent, including without limitation the fees and expenses of Milbank, Tweed, Hadley & McCloy, in connection with the preparation, execution, delivery and administration of this Agreement, any promissory notes issued hereunder, the Support Documents and the consummation of the transactions contemplated hereby, and in connection with advising the Administrative Agent as to its rights and responsibilities with respect hereto and thereto, and in connection with any amendments, waivers or consents in connection therewith and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, any promissory notes issued hereunder, the Support Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Administrative Agent and the Banks (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement, any promissory note issued hereunder or any Support Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and (iv) all reasonable costs and expenses of the Issuing Bank, the Administrative Agent and the Banks (including reasonable fees and expenses of counsel) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Issuing Bank from paying any amount under, or otherwise relating in any

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
                                     - 63 -


way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit.

            (b) The Company hereby indemnifies and agrees to hold harmless the Issuing Bank, the Banks and the Administrative Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Issuing Bank, the Banks or the Administrative Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither the Issuing Bank, any Bank or the Administrative Agent nor any of their respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that the Company shall not be required to indemnify the Issuing Bank and such other persons, and the Issuing Bank shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company which were caused by (A) the Issuing Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, or (B) the Issuing Bank's payment to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit to the extent, but only to the extent, that such payment constitutes gross negligence or wilful misconduct of the Issuing Bank. It is understood that in making any payment under a Letter of Credit the Issuing Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary, and such reliance and payment against documents presented under a Letter of Credit substantially complying with the terms thereof shall not be deemed gross negligence or wilful misconduct of the Issuing Bank in connection with such payment. It is further acknowledged and agreed that the Company may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Issuing Bank is alleged to be liable and it shall be a precondition of the assertion of any liability of the Issuing Bank under this Section that the Company shall first have exhausted all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

                                Credit Agreement

            (c) The Company hereby indemnifies and agrees to hold harmless the Banks and the Administrative Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including reasonable attorneys fees and disbursements incurred in connection with any investigative, administrative or judicial proceeding whether or not such person shall be designated as a party thereto) which the Banks or the Administrative Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with entering into this Agreement or the transactions contemplated hereby; provided, however, that the Company shall not be required to indemnify any such Bank and the Administrative Agent or such other person, to the extent, but only to the extent, that such claim, damage, loss, liability, cost or expense is attributable to the gross negligence or willful misconduct of such Bank or the Administrative Agent, as the case may be.

            8.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Banks, assign its rights or obligations hereunder or under any promissory note issued hereunder or any Support Document and the Banks shall not be obligated to make any Advance hereunder to any entity other than the Company.

            (b) Any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Bank or an Affiliate of a Bank, each of the Company and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Bank's obligations in respect of Letter of Credit Advances or Swing Line Loans, the Issuing Bank and the Swing Line Bank) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank's Commitment, the amount of such assignment shall be a multiple of $1,000,000, the amount of the Commitment of the assigning Bank subject to each such assignment shall not be less than $10,000,000, and, after giving effect to such assignment, the assigning Bank's Commitment shall not be less than $10,000,000, in each case determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided that no such processing and recordation fee shall be required in connection with an assignment made pursuant to Section 3.10(b)), and (v) the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the

                                Credit Agreement

Company otherwise required under this paragraph shall not be required if an Event of Default under Section 6.1(h) has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section 8.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.7, 3.9 and 8.5). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (e) of this Section 8.6.

            (c) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Advances owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Bank and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Bank and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 8.6 and any written consent to such assignment required by paragraph (b) of this Section 8.6, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice thereof to the Company. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (e) Any Bank may, without the consent of the Company, the Administrative Agent, the Issuing Bank or the Swing Line Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Bank's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Issuing Bank, the Swing Line Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such

                                Credit Agreement

Bank's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.1 that affects such Participant. Subject to paragraph (f) of this Section 8.6, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.7, 3.9 and 8.5 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section 8.6.

            (f) A Participant shall not be entitled to receive any greater payment under Section 3.7 or 3.9 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent.

            (g) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any such pledge or assignment to a Federal Reserve Bank, and this Section 8.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such assignee for such Bank as a party hereto.

            (h) The Company shall not be liable for any costs or expenses of any Bank in effecting any participation or assignment under this Section 8.6.

            8.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

            8.8  Governing Law; Jurisdiction; Consent to Service of Process.

            (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

            (b) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in

                                Credit Agreement
any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Company or its properties in the courts of any jurisdiction.

            (c) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 8.8. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            8.9 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

            8.10 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

            8.11 Integration and Severability. This Agreement embodies the entire agreement and understanding between the Company and the Administrative Agent and the Banks, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company under this Agreement, any promissory notes issued hereunder or any Support Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement, any promissory notes issued hereunder or any Support Document in any other jurisdiction.

            8.12 WAIVER OF JURY TRIAL. EACH OF THE BANKS, THE ADMINISTRATIVE AGENT AND THE COMPANY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF

                                Credit Agreement

THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NONE OF THE BANKS, THE ADMINISTRATIVE AGENT AND THE COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS, THE ADMINISTRATIVE AGENT OR THE COMPANY EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM. IT IS INTENDED THAT THIS WAIVER SHALL APPLY TO ANY COUNTERCLAIMS, RIGHTS AND DEFENSES IN CONNECTION THEREWITH.

            8.13 Additional Banks. Additional lenders (each, an "Additional Bank") may also become Banks hereunder and the aggregate amount of the Commitments hereunder shall increase accordingly, with the prior written consent of the Company, each Bank and the Agent, by executing an Assumption Agreement substantially in the form of Exhibit G hereto. Immediately upon the effectiveness of any such Assumption Agreement, the Company shall (x) borrow Eurocurrency Rate Loans and Floating Rate Loans from the Additional Bank(s) executing such Assumption Agreement and prepay Eurocurrency Rate Loans and Floating Rate Loans owing to the Banks other than such Additional Bank(s), in such amounts and in such Permitted Currencies that, after giving effect thereto, all of the Eurocurrency Rate Loans denominated in the same Permitted Currency and all of the Floating Rate Loans shall be allocated among the Banks (including the Additional Bank(s)) pro rata in accordance with the amounts of their respective Commitments and (y) pay all accrued interest on any Loans so prepaid and all amounts owing under Section 3.9 by reason of any such prepayment.

                                Credit Agreement

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first written above.

                                        CAMBREX CORPORATION



                                        By _____________________________________
                                           Title: Vice President and
                                                  Chief Financial Officer


                                        THE CHASE MANHATTAN BANK, individually
                                        and as Administrative Agent



                                        By _____________________________________
                                           Title:


                                        THE FIRST NATIONAL BANK OF CHICAGO,
                                        individually and as Documentation Agent



                                        By _____________________________________
                                           Title:


                                        FLEET BANK, NATIONAL ASSOCIATION



                                        By _____________________________________
                                           Title:


                                        SUMMIT BANK

                                Credit Agreement

                                        By _____________________________________
                                           Title:
                                        WACHOVIA BANK, N.A.



                                        By _____________________________________
                                           Title:


                                        BHF-BANK AKTIENGESELLSCHAFT



                                        By _____________________________________
                                           Title:



                                        By _____________________________________
                                           Title:


                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION



                                        By _____________________________________
                                           Title:


                                        THE BANK OF NOVA SCOTIA



                                        By _____________________________________
                                           Title:

                                Credit Agreement

                                        CREDIT LYONNAIS NEW YORK BRANCH



                                        By _____________________________________
                                           Title:


                                        FIRST UNION NATIONAL BANK



                                        By _____________________________________
                                           Title:


                                        PNC BANK, NATIONAL ASSOCIATION



                                        By _____________________________________
                                           Title:


                                        THE BANK OF NEW YORK



                                        By _____________________________________
                                           Title:

                                Credit Agreement

                                        COOPERATIEVE CENTRALE RAIFFEISEN-
                                        BOERENLEENBANK B.A. "RABOBANK
                                        NEDERLAND", NEW YORK BRANCH



                                        By _____________________________________
                                           Title:



                                        By _____________________________________
                                           Title:


                                        CORESTATES BANK, N.A.



                                        By _____________________________________
                                           Title:


                                        MELLON BANK, N.A.



                                        By _____________________________________
                                           Title:


                                        THE SAKURA BANK, LIMITED



                                        By _____________________________________
                                           Title:

                                Credit Agreement

                                        STATE STREET BANK AND TRUST
                                        COMPANY



                                        By _____________________________________
                                           Title:


                                        SUNTRUST BANK, ATLANTA



                                        By _____________________________________
                                           Title:



                                        By _____________________________________
                                           Title:


                                        BANCA NAZIONALE DEL LAVORO S.P.A.,
                                        NEW YORK BRANCH



                                        By _____________________________________
                                           Title:



                                        By _____________________________________
                                           Title:

                                Credit Agreement

                                        ISTITUTO BANCARIO SAN PAOLO DI
                                        TORINO SpA



                                        By _____________________________________
                                           Title:



                                        By _____________________________________
                                           Title:

                                Credit Agreement

                                                                    SCHEDULE 2.1


                                   COMMITMENTS

Bank                                                    Commitment
----                                                    ----------
The Chase Manhattan Bank                               $35,000,000
First National Bank of Chicago                          35,000,000
Fleet Bank, National Association                        28,000,000
Summit Bank                                             28,000,000
Wachovia Bank, N.A.                                     28,000,000
BHF-Bank Aktiengesellschaft                             23,000,000
Bank of America National Trust and Savings Association  23,000,000
The Bank of Nova Scotia                                 23,000,000
Credit Lyonnais New York Branch                         23,000,000
First Union National Bank                               23,000,000
PNC Bank, National Association                          23,000,000
The Bank of New York                                    14,000,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank
  B.A. "Rabobank Nederland", New York Branch            14,000,000
CoreStates Bank, N.A.                                   14,000,000
Mellon Bank, N.A.                                       14,000,000
The Sakura Bank, Limited                                14,000,000
State Street Bank and Trust Company                     14,000,000
SunTrust Bank, Atlanta                                  14,000,000
Banca Nazionale del Lavoro S.p.A., New York Branch       5,000,000
Istituto Bancario San Paolo di Torino SpA                5,000,000
                                                      ------------
                                                      $400,000,000